Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of Towers, Perrin, Forster & Crosby, Inc.

Stamford, Connecticut

We have audited the accompanying consolidated balance sheet of Towers, Perrin, Forster & Crosby, Inc. and subsidiaries (the “Company”) as of December 31, 2009, and the related consolidated statements of operations, cash flows and changes in mandatorily redeemable common shares and other shareholders’ deficit for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 2009 financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2 to the consolidated financial statements, on January 1, 2010, the Company and Watson Wyatt Worldwide, Inc, combined their businesses in a merger and became wholly-owned subsidiaries of Towers Watson & Co.

/s/ Deloitte & Touche LLP

Baltimore, MD

May 17, 2010

Report of Independent Public Accountants

The Board of Directors

Towers, Perrin, Forster, & Crosby, Inc.:

We have audited the accompanying consolidated balance sheet of Towers, Perrin, Forster, & Crosby, Inc. and subsidiaries (the Company) as of December 31, 2008, and the related consolidated statements of operations, changes in mandatorily redeemable common shares and other shareholders’ equity, and cash flows for each of the years in the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Towers, Perrin, Forster, & Crosby, Inc. and subsidiaries as of December 31, 2008, and the results of their operations and their cash flows for each of the years in the two years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 5, 2009, except as to the adoption of the Financial Accounting Standards Board Accounting Standards Codification 480-10-S99-3A, Classification and Measurement of Redeemable Securities and the related disclosure in Notes 1 and 17, which are as of November 6, 2009

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31, 2009, 2008 and 2007

(in thousands)

	2009	2008	2007
Revenues:
Consulting revenue	$1,359,711	$1,511,109	$1,419,891
Commissions	156,407	146,505	155,391
Reimbursed client expenses	39,108	56,502	55,002
Reinsurance investment income	1,566	5,653	10,851

Total revenue	1,556,792	1,719,769	1,641,135

Expenses:
Compensation and benefits	1,097,972	1,206,637	1,129,185
General and administrative	178,550	256,334	323,026
Occupancy-related costs	69,720	68,561	61,873
Professional and subcontracted services	133,437	122,379	120,981
Depreciation and amortization	37,689	36,986	34,711
Restructuring benefit	—	(351)	(5,229)

Total expenses	1,517,368	1,690,546	1,664,547

Operating income (loss)	39,424	29,223	(23,412)

Gain on sale of businesses and dissolution of investment in affiliates	3,323	1,237	1,751
Other non-operating income (loss)
Investment and other income, net	12,593	23,879	25,850
Equity in income (loss) of unconsolidated affiliates	4,101	(14,949)	(23,909)

Income (loss) before income taxes	59,441	39,390	(19,720)

Income tax expense	(21,659)	(34,450)	(3,785)

Net income (loss) attributable to mandatorily redeemable common shares	$37,782	$4,940	$(23,505)

The accompanying notes are an integral part of these consolidated financial statements.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2009 and 2008

(in thousands)

	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$628,335	$486,864
Short-term investments	13	10,006
Accounts receivable, net of allowances	328,889	367,337
Deferred income taxes, net	101,311	136,325
Prepaid expenses and other current assets	41,229	31,841

Total current assets	1,099,777	1,032,373

Non-current assets:
Property and equipment, net of accumulated depreciation and amortization	97,976	97,545
Intangible assets, net of accumulated amortization	26,647	33,800
Goodwill	61,426	59,181
Deferred income taxes, net	284,708	261,357
Investment in unconsolidated affiliates	13,345	65,483
Other non-current assets	163,661	133,547

Total non-current assets	647,763	650,913

Total assets	$1,747,540	$1,683,286

LIABILITIES, MANDATORILY REDEEMABLE COMMON SHARES AND OTHER SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$37,667	$38,289
Reinsurance payables	118,480	115,350
Accrued bonus	271,281	284,070
Reserve for pension and other postretirement benefits	64,314	48,163
Deferred income	94,419	104,301
Other current liabilities	105,230	123,604

Total current liabilities	691,391	713,777
Non-current liabilities:
Errors and omissions claim reserves	150,554	137,100
Reserve for pension and other postretirement benefits	627,106	594,864
Other non-current liabilities	114,469	96,902

Total non-current liabilities	892,129	828,866

Total liabilities	1,583,520	1,542,643

Commitments and contingencies (Note 16)

Mandatorily redeemable common shares	309,858	257,688

Other shareholders’ deficit	(145,838)	(117,045)

Total liabilities, mandatorily redeemable common shares and other shareholders’ deficit	$1,747,540	$1,683,286

The accompanying notes are an integral part of these consolidated financial statements.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2009, 2008 and 2007

(in thousands)

	2009	2008	2007
Cash Flows from Operating Activities:
Net income (loss) attributable to mandatorily redeemable common shares	$37,782	$4,940	$(23,505)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on sale of businesses and dissolution of investment in affiliates	(3,323)	(1,237)	(1,751)
Equity in (income) loss of unconsolidated affiliates	(4,101)	14,949	23,909
Derivative (gain) loss	(605)	8,222	—
Loss on disposal of property and equipment	1,559	302	518
Depreciation and amortization	37,689	36,986	34,711
Foreign currency remeasurement loss (gain)	371	(3,009)	3,542
Benefit from deferred income taxes	(6,964)	(11,404)	(31,762)
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	50,867	36,671	(116,808)
(Increase) decrease in prepaid expenses and other current assets	(8,105)	99	(6,451)
(Decrease) increase in accounts payable and accrued expenses	(1,159)	(4,823)	3,268
Decrease in reinsurance payables	(1,198)	(1,736)	(2,957)
(Decrease) increase in accrued bonus	(19,986)	29,863	8,332
Increase (decrease) in reserve for pension and other postretirement benefits	6,271	(84,749)	55,085
Increase (decrease) in errors and omissions claim reserves	7,967	4,305	(3,030)
(Decrease) increase in deferred income	(14,895)	(3,291)	13,313
Other net assets and liabilities	(8,359)	28,785	27,579

Net cash provided by (used in) operating activities	73,811	54,873	(16,007)

Cash Flows from Investing Activities:
Capital expenditures	(29,935)	(29,624)	(33,077)
Proceeds from sale of property and equipment	1,091	263	319
Proceeds from sale of investment in unconsolidated affiliate	61,000	—	—
Acquisitions, net of cash acquired	—	—	(32,991)
Net cash transferred with sale of business	—	—	(6,541)
Maturity of short-term investment securities	9,993	—	—
(Purchase) sale of short-term investment securities	—	(9,768)	8,230

Net cash provided by (used in) investing activities	42,149	(39,129)	(64,060)

Cash Flows from Financing Activities:
Cash (repayments) overdrafts	(868)	868	—
Net borrowings of credit facility	687	1,296	(1,944)
Purchase of treasury stock	(2,423)	(7,802)	(3,295)

Net cash used in financing activities	(2,604)	(5,638)	(5,239)

Effect of exchange rate changes on cash and cash equivalents	28,115	(26,615)	7,701

Net increase (decrease) in cash and cash equivalents	141,471	(16,509)	(77,605)
Cash and cash equivalents, beginning of year	486,864	503,373	580,978

Cash and cash equivalents, end of period	$628,335	$486,864	$503,373

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$403	$492	$1,227

Income taxes	$9,805	$76,262	$45,486

The accompanying notes are an integral part of these consolidated financial statements.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Consolidated Statements of Changes in Mandatorily Redeemable Common Shares and Other Shareholders’ Deficit

For the Years Ended December 31, 2009, 2008 and 2007

(in thousands, except share data)

	Common Stock		Paid-in Capital	Treasury Stock		Retained Earnings		Total Mandatorily Redeemable Common Shares	Other Shareholders’ Deficit	Comprehensive Income (Loss)
	Shares	Amount		Shares	Amount		Other
Balance as of January 1, 2007	94,115	$47	$148,076	20,649	$(71,505)	$220,836	$4,350	$301,804	$(74,928)
Adjustment to initially apply FASB Interpretation No. 48	—	—	—	—	—	9,296	—	9,296	—
Gain on investment of unconsolidated affiliates (Note 7)	—	—	870	—	—	—	—	870	—
Sale of shares of common stock from treasury	—	—	390	(580)	1,973	—	—	2,363	—
Purchase of shares of common stock for treasury	—	—	—	1,389	(5,658)	—	—	(5,658)	—
Comprehensive income:
Net loss attributable to mandatorily redeemable common shares	—	—	—	—	—	(23,505)	—	(23,505)	—	$(23,505)
Currency translation adjustment, net of tax expense of $2,605	—	—	—	—	—	—	16,680	16,680	—	16,680
Hedge effectiveness, net of tax benefit of $272	—	—	—	—	—	—	(415)	(415)	—	(415)
Change in pension liability, net of tax expense of $3,171	—	—	—	—	—	—	—	—	9,863	9,863

Total comprehensive income										$2,623

Adjustment to initially apply FASB Statement No. 158, net of tax expense of $13,796	—	—	—	—	—	—	—	—	27,444

Balance as of December 31, 2007	94,115	$47	$149,336	21,458	$(75,190)	$206,627	$20,615	$301,435	$(37,621)

Gain on investment of unconsolidated affiliates (Note 7)	—	—	822	—	—	—	—	822	—
Purchase of shares of common stock for treasury	—	—	—	1,906	(7,802)	—	—	(7,802)	—
Comprehensive loss:
Net income attributable to mandatorily redeemable common shares	—	—	—	—	—	4,940	—	4,940	—	$4,940
Currency translation adjustment, net of tax benefit of $11,613	—	—	—	—	—	—	(38,928)	(38,928)	—	(38,928)
Hedge effectiveness, net of tax benefit of $1,796	—	—	—	—	—	—	(2,779)	(2,779)	—	(2,779)
Change in pension liability, net of tax benefit of $44,199	—	—	—	—	—	—	—	—	(79,424)	(79,424)

Total comprehensive loss										$(116,191)

Balance as of December 31, 2008	94,115	$47	$150,158	23,364	$(82,992)	$211,567	$(21,092)	$257,688	$(117,045)

Purchase of shares of common stock for treasury	—	—	—	665	(2,423)	—	—	(2,423)	—
Comprehensive income:
Net income attributable to mandatorily redeemable common shares	—	—	—	—	—	37,782	—	37,782	—	$37,782
Currency translation adjustment, net of tax expense of $1,435	—	—	—	—	—	—	14,441	14,441	—	14,441
Hedge effectiveness, net of tax expense of $1,535	—	—	—	—	—	—	2,370	2,370	—	2,370
Change in pension liability, net of tax expense of $9,067	—	—	—	—	—	—	—	—	(28,793)	(28,793)

Total comprehensive income										$25,800

Balance as of December 31, 2009	94,115	$47	$150,158	24,029	$(85,415)	$249,349	$(4,281)	$309,858	$(145,838)

The accompanying notes are an integral part of these consolidated financial statements.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

(1) Summary of significant accounting policies

Business description

Towers, Perrin, Forster & Crosby, Inc. and its wholly owned subsidiaries (the Company) provide professional services to its clients to help them improve performance through effective people, risk and financial management. The Company provides services in the areas of human capital strategy, program design and management, risk and capital management, reinsurance intermediary services and actuarial consulting. The Company operates globally in 23 countries. Approximately 40%, 43% and 42% of the Company’s revenues for 2009, 2008 and 2007, respectively, were generated from international operations.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. In instances where the Company does not have a controlling interest in an entity, but exerts significant influence over the entity, the Company applies the equity method of accounting to its investment. All inter-company transactions have been eliminated.

Use of estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions about future events that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions include revenue recognition; allowances for doubtful accounts; errors and omissions claim reserves; insurance recoveries receivable; reserves for pension and other postretirement benefits; realizability of deferred tax assets and valuation of derivatives. Actual results could differ from those estimates. These estimates and assumptions are based on management’s best estimate and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Illiquid credit markets and volatile equity and foreign currency markets have combined to increase the uncertainty in such estimates and assumptions. Change in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Cash and cash equivalents

The Company considers primarily all instruments which are readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in value due to changes in interest rates to be cash equivalents. Included in cash are amounts which are payable to reinsurance carriers or clients, net of the Company’s earned commissions. As agent for various reinsurance carriers, the Company holds these funds and is permitted to invest this cash pending remittance to the carriers or clients.

Cash equivalents were $426,509 and $284,837 as of December 31, 2009 and 2008, respectively. Such investments are carried at amortized cost, which approximates market value.

Accounts receivable

Receivables include amounts for consulting services and products billed to clients and services provided but not yet billed. The Company establishes allowances for doubtful accounts to reduce its receivables to their estimated net realizable value. The allowances include reserves for uncollectible billed and unbilled accounts receivable. The allowances are estimated by management based on information about specific customer accounts, as well as general factors such as the aging of receivables and historical collection experience.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

The receivables balance also consists of reinsurance intermediary amounts due the Company and reinsurance advances. Reinsurance advances represent instances where the Company advances premiums, refunds or claims to reinsurance underwriters or parties to reinsurance contracts (reinsureds) prior to collection. These advances are made from Company funds and are expected to be collected from the respective reinsurer or client.

Reinsurance premiums and claims

In its capacity as a reinsurance intermediary, the Company collects premiums from reinsureds and, after deducting its brokerage commissions, remits the premiums to the respective reinsurance underwriters on behalf of reinsureds. The net premiums and claims due to or due from reinsurers and reinsureds are not included in the accompanying consolidated balance sheets.

Reinsurance payables

Reinsurance payables represent cash received from reinsurers or clients, net of the Company’s commissions, but not yet remitted to the ultimate recipient. As agent for the various reinsurers, the Company segregates the amounts due to the reinsurers and is permitted to invest this cash pending remittance to them. The Company had $118,480 and $115,350 of cash as of December 31, 2009 and 2008, respectively, payable to settle amounts due reinsurers or clients.

Property and equipment, net

Property and equipment are stated at cost, less accumulated depreciation and amortization. Upon sale or retirement, the cost and related accumulated depreciation and amortization are removed from the accounts, and the resulting gain or loss, if any, is reflected in the consolidated statements of operations.

Technology hardware and furniture and fixtures are depreciated on a straight-line basis over three to ten years. Purchased software is depreciated on a straight-line basis over three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the life of the related assets, ranging from one to twenty years. Maintenance and repairs are expensed as incurred.

The Company capitalizes certain costs to develop or modify software for its internal use. Such costs are capitalized and amortized over the expected life of the software, which generally ranges between three and seven years. These costs are classified as internally developed software in Note 5. Costs for software developed for internal use of $6,938, $2,229 and $9,126 in 2009, 2008 and 2007, respectively, were capitalized.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist primarily of prepaid rent, prepaid insurance, income taxes receivable and other advances. Income taxes receivable were $20,514 and $13,755 at December 31, 2009 and 2008, respectively.

Equity in the income (loss) of unconsolidated affiliates

The Company accounts for its equity investments in Professional Consultants Insurance Company (PCIC) (Note 7) and in ExcellerateHRO, LLP (eHRO) (Note 7) using the equity method of accounting. Under this method, the Company records its proportionate share of these entities’ respective net income or loss on a three-month lag in the consolidated statements of operations as equity in income (loss) of unconsolidated affiliates.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

Issuances of stock by unconsolidated affiliates

Prior to January 1, 2009, the effects of any changes in the Company’s ownership interest resulting from the issuance of equity capital by an unconsolidated affiliate accounted for under the equity method of accounting were recorded as gains in the accompanying consolidated statements of changes in mandatorily redeemable common shares and other shareholders’ deficit. In 2009, in connection with a change in accounting guidance as discussed later in this note in the recent accounting pronouncements, any such gain was recorded in the accompanying statement of operations within equity income (loss) of unconsolidated affiliates.

Goodwill and other intangible assets

Goodwill represents the excess of cost over fair value of net assets of businesses acquired. Goodwill is not amortized. Intangible assets are recorded at fair value at the time of the acquisition. The fair value of intangible assets is determined using a discounted cash flow model which considers the period over which the asset will provide a future economic benefit to the Company. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives and reviewed for impairment.

Goodwill is tested annually for impairment, and tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount of the reporting unit goodwill exceeds the fair value. The annual impairment tests for 2009, 2008 and 2007 were completed as of October 1, and no impairment losses were required.

Impairment of long-lived assets

Long-lived assets and certain definite-lived intangibles held and used by an entity are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future undiscounted cash flows from the use of the asset and its eventual disposition proceeds is less than the carrying amount of the asset, then an impairment loss is recognized. The impairment loss is measured based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. There were no impairments of long-lived assets recognized during 2009, 2008 and 2007.

Errors and omissions claim reserves

The errors and omissions claim reserves represent undiscounted actuarially determined estimates of amounts to be paid out on claims incurred (including an estimate of claims not yet reported) and the related external legal expenses. These estimates reflect historical claims’ frequency and severity, as well as the general nature of the errors and omissions exposure. The methods and assumptions underlying these estimates are reviewed periodically, and any adjustments are reflected currently in the consolidated statements of operations in general and administrative expenses.

Revenue recognition

The Company recognizes revenue as follows:

Consulting revenue

Services Revenue. The Company enters into arrangements on both a time-and-expense basis and a fixed fee basis. Revenue from time-and-expense service arrangements is recognized as the services are provided.

Revenue for fixed fee arrangements is recognized on a percentage-of-completion basis using labor costs as the input measure. Revenue recognized in any given accounting period is based on estimates of total projected revenue and progress towards completion. These estimates are continually reevaluated and revised, as necessary, throughout the life of the arrangement. Any adjustments to revenue resulting from changes in estimates are recorded in the period of the change in estimate. When estimates indicate that a loss will be incurred on an arrangement upon completion, a provision for the expected loss is recorded in the period in which the loss becomes evident.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

Product Revenue. The Company earns revenue from the sale of certain products such as survey sales, which are recognized as revenue upon delivery; various subscriptions, which are recognized as revenue over the subscription period which is generally one year; and software sales. Software sales are recognized according to whether the customer does or does not take delivery. If the software is hosted on the Company’s servers and the customer does not take delivery, revenue is recognized over the life of the contract service period. When the software is delivered to the customer, revenue is recognized according to when the following four criteria for revenue recognition are met: persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable and collectibility is probable.

Commissions

In general, compensation for reinsurance intermediary services is earned on a commission basis. Commissions are calculated as a percentage of a reinsurance premium as stipulated in the reinsurance contracts with our clients and reinsurers. The Company recognizes brokerage revenue on the later of the inception date or billing date of the contract.

Reimbursed client expenses

Reimbursed client expenses are costs directly incurred by the Company on behalf of clients and reimbursed by them, with such reimbursements being included in revenue as well as in general and administrative expenses in the accompanying consolidated statement of operations. The Company accounts for reimbursed expenses as revenue since the company is the primary obligor with respect to purchasing the goods and services, the Company has discretion in selecting the supplier, and bears the credit risk for purchasing the goods and services.

Reinsurance Investment Income

The Company holds cash needed to settle amounts due reinsurers or reinsureds, net of any commissions due the Company, pending remittance to the ultimate recipient. The Company is permitted to invest these funds in high quality liquid instruments.

Deferred revenue

In some instances, the Company submits progress billings to clients and receives payment for services to be provided in the future. These advance billings are recorded as deferred revenue and are included in other current liabilities on the accompanying consolidated balance sheets. These deferred revenues are reflected as consulting revenue when earned.

Advertising costs

The Company expenses advertising costs as incurred. Advertising costs included in general and administrative expenses on the accompanying consolidated statements of operations were $10,179, $15,533 and $12,192 in 2009, 2008 and 2007, respectively.

Accounting for Rent Expense

The Company has various real estate lease agreements that contain rent increases, rent holidays, leasehold incentives or rent concessions. All costs incurred for rent expense are recorded on a straight-line basis (inclusive of any lease incentives and rent holidays) over the life of the lease in the statement of operations, with an offset to deferred rent liabilities recorded in the balance sheet. See Note 11 for further discussion of the Company’s rent expense for operating leases.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

Equity Compensation

From time to time the Company grants restricted stock units and warrants to certain employees under its equity compensation programs. The Company accounts for the restricted stock units and warrants granted as share-based compensation. These restricted stock units and warrants include both a performance condition and a service condition, and are expensed over the service period. See Note 17.

Mandatorily Redeemable Common Shares

All of the Company’s redeemable common shares are held by employees and, pursuant to the Company’s bylaws, are subject to certain restrictions (Note 17), and must be repurchased by the Company upon death or termination of employment. The Company presents these mandatorily redeemable common shares outside of permanent equity in the accompanying consolidated balance sheets. Changes in the redemption value of the mandatorily redeemable common shares are recognized immediately and the carrying value of the securities is equal to the redemption value as of each reporting date.

Income taxes

The Company follows an asset and liability approach to the recognition of deferred tax assets and liabilities related to the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company and its domestic subsidiaries file a consolidated U.S. Federal income tax return. The Company accrues interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws. Interest and penalties are classified as income tax expense in the accompanying consolidated statements of operations.

Accounting for foreign currency

The functional currency of the Company’s foreign entities is generally the local currency. Assets and liabilities denominated in foreign currencies are translated using the exchange rate on the balance sheet dates. Revenues and expenses are translated using monthly average rates prevailing during the year. The translation adjustments resulting from this process are included as a component of mandatorily redeemable common shares in accumulated other comprehensive income on the accompanying consolidated statements of changes in mandatorily redeemable common share and other shareholders’ deficit.

Foreign currency transactions resulted in losses of $511, $4,191 and $14,018 in 2009, 2008 and 2007, respectively, and are included in general and administrative expenses in the accompanying consolidated statements of operations.

Fair value of financial instruments and short-term investments

The carrying amount of the Company’s financial instruments, which primarily includes cash equivalents, short-term investments and receivables, approximates fair value. Short-term investments consist of available-for-sale securities that are marked to market, with the unrealized gain or loss recognized in accumulated other comprehensive income. Investments are also tested on a quarterly basis for other-than-temporary impairment.

Derivative financial instruments

Financial Risk Management

The Company is exposed to market risk from changes in foreign currency exchange rates. To manage the risk related to this exposure, the Company enters into various derivative transactions. These instruments have the effect of minimizing the Company’s exposure to the risk of unfavorable changes in foreign currency rates. The Company does not enter into derivative transactions for trading purposes.

Derivative transactions are governed by a set of policies and procedures established by the Company covering areas such as authorization, counterparty exposure and hedging practices. The Company also evaluates new and existing transactions and

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

agreements to determine if they require derivative accounting treatment. Positions are monitored using fair market value and sensitivity analyses.

Certain derivatives also give rise to credit risks from the possible non-performance by counterparties. The credit risk is generally limited to the fair value of those contracts that are favorable to the Company. The Company has established strict counterparty credit guidelines and enters into transactions only with financial institutions with securities of investment grade or better. The Company monitors counterparty exposures and reviews any downgrade in credit rating. To mitigate pre-settlement risk, minimum credit standards become more stringent as the duration of the derivative financial instrument increases. To minimize the concentration of credit risk, the Company enters into derivative transactions with a portfolio of financial institutions. Based on these factors, the Company considers the risk of counterparty default to be minimal.

Accounting Policy for Derivatives

All derivative instruments are recognized in the accompanying consolidated balance sheet at fair value. Derivative instruments with a positive fair value are reported in other current assets and derivative instruments with a negative fair value are reported in other current liabilities in the accompanying consolidated balance sheet. Changes in the fair value of derivative instruments are recognized immediately in earnings, unless the derivative is designated as a hedge and qualifies for hedge accounting.

There are three hedging relationships where a derivative (hedging instrument) may qualify for hedge accounting: (1) a hedge of the change in fair value of a recognized asset or liability or firm commitment (fair value hedge), (2) a hedge of the variability in cash flows from a recognized variable-rate asset or liability or forecasted transaction (cash flow hedge), and (3) a hedge of the variability caused by changes in foreign currency exchange rates (foreign currency hedge). Under hedge accounting, recognition of derivative gains and losses can be matched in the same period with that of the hedged exposure and thereby minimize earnings volatility. If the derivative does not qualify for hedge accounting, the Company considers the transaction to be an “economic hedge” and changes in the fair value of the derivative asset or liability are recognized immediately in earnings. At December 31, 2009, the Company had entered into foreign currency cash flow hedges and economic hedges.

In order for a derivative to qualify for hedge accounting, the derivative must be formally designated as a fair value, cash flow, or a foreign currency hedge by documenting the relationship between the derivative and the hedged item. Additionally, the hedge relationship must be expected to be highly effective at offsetting changes in either the fair value or cash flows of the hedged item at both inception of the hedge and on an ongoing basis. The Company assesses the ongoing effectiveness of its hedges and measures and records hedge ineffectiveness, if any, at the end of each quarter.

For a cash flow hedge, the effective portion of the change in fair value of a hedging instrument is recognized in other comprehensive income, as a component of shareholders’ investment, and subsequently reclassified to income when the hedged item affects earnings. The ineffective portion of the change in fair value of a cash flow hedge is recognized immediately in earnings.

The Company discontinues hedge accounting prospectively when (1) the derivative expires or is sold, terminated, or exercised, (2) it determines that the hedging transaction is no longer highly effective, (3) a hedged forecasted transaction is no longer probable of occurring in the time period described in the hedge documentation, (4) the hedged item matures or is sold, or (5) management elects to discontinue hedge accounting voluntarily.

When hedge accounting is discontinued because the derivative no longer qualifies as a cash flow hedge, the Company will continue to carry the derivative in the accompanying consolidated balance sheet at its fair value, recognize subsequent changes in the fair value of the derivative in current-period earnings, and continue to defer the derivative gain or loss in other comprehensive income or loss until the hedged forecasted transaction affects earnings. If the hedged forecasted transaction is not likely to occur in the time period described in the hedge documentation or within a two month period of time thereafter, the deferred derivative gain or loss is reclassified immediately to earnings.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

Accumulated other comprehensive loss

Comprehensive income (loss) includes net income, as well as other comprehensive income (loss) consisting of unrealized gains and losses, which are recorded directly into other comprehensive income (loss) on the accompanying consolidated balance sheets. The components of other comprehensive income (loss) for the Company consist of unrealized gains and losses relating to the translation of foreign currency financial statements, the pension and postretirement liability related to the Company’s defined benefit pension plans, and unrealized gains and losses relating to derivative instruments. The Company also records comprehensive income (loss) relating to its available for sale securities, however this amount was not material in any of the years presented. The components of accumulated other comprehensive loss, net along with the respective position in the accompanying consolidated balance sheets are comprised of the following at December 31:

	2009	2008
Other component of mandatorily redeemable common shares
Unrealized loss on derivative instruments, net of tax benefit of $533 and $2,068, respectively	$(824)	$(3,194)
Foreign currency translation, net of tax benefit of $5,873 and $7,308, respectively	(3,457)	(17,898)

	(4,281)	(21,092)

Other shareholders’ deficit:
Pension and postretirement, net of tax benefit of $70,088 and $79,155, respectively	(145,838)	(117,045)

Total components of accumulated other comprehensive loss, net	$(150,119)	$(138,137)

Investment and other income

Investment and other income includes interest on other cash and cash equivalents held by the Company, and brand license revenue recognized in connection with a five-year brand license agreement (Note 7).

The Company held an investment in the preferred stock of privately held Authoria, Inc, which was previously accounted for under the cost method. The investment had been fully impaired in prior periods. On September 29, 2008, Authoria Inc. was acquired by a private equity firm. Under the terms of the merger agreement, the Company’s total potential proceeds and gain in the transaction amounts to $5,000, with a portion of the purchase price to remain in escrow until September 29, 2009 pending potential claims for certain indemnifications granted to the buyers. The Company evaluated the terms of the sale and determined that $4,134 should be recognized as a gain on the date of the sale, which has been included in investment and other income, net in the accompanying consolidated statement of operations. The remaining $866 held in escrow was payable to the Company during the third quarter of fiscal year 2009 provided that no claims by the buyers have been made. As such, the Company did not recognize any gain for the amount in escrow during 2008. During the third quarter of 2009, the buyers asserted claims against the amount in escrow and no resolution has yet been reached. In accordance with accounting for gain contingencies, the Company will not recognize any gain until such time that a resolution has been reached.

Reclassifications

To maintain consistency and comparability, certain reclassifications have been made to the 2008 financial statements to conform to 2009 presentation. The reclassifications had no effect on previously reported consolidated net earnings or mandatorily redeemable common shares or other shareholders’ deficit.

Recent accounting pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued its final pronouncement which made the FASB Accounting Standards Codification (the Codification) the single source of U.S. GAAP used by nongovernmental entities in the preparation of financial statements, except for rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative accounting guidance for SEC registrants. The Codification is meant to simplify user access to all authoritative accounting guidance by reorganizing U.S. GAAP pronouncements into roughly 90 accounting topics within a consistent structure; its purpose is not to create new accounting and reporting guidance. The Codification supersedes all existing non-SEC accounting and reporting standards and was effective for the Company beginning July 1, 2009. Following

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

this pronouncement, the Board will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead, it will issue Accounting Standards Updates. There is no impact on the consolidated financial statements.

In May 2009, the FASB issued a pronouncement which has since been included in Accounting Standards Codification (ASC) 855, Subsequent Events (ASC 855) which provides additional guidance on the disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. Specifically, ASC 855 introduces the concept of available to be issued and requires the disclosure of the date through which an entity has evaluated subsequent events and whether that date represents the date the financial statements were issued or were available to be issued. This pronouncement is effective for interim and annual financial periods ending after June 15, 2009 and shall be applied prospectively. The Company adopted the statement on June 30, 2009, and has included the appropriate disclosures in Note 19.

ASC 820, Fair Value Measurements defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The Company adopted these provisions for financial assets and liabilities on January 1, 2008 and for nonfinancial assets and liabilities on January 1, 2009, these adoptions did not have an impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued a pronouncement which has since been included in ASC 805, Business Combinations (ASC 805) which amends the provisions in ASC 805, for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. No subsequent accounting guidance is provided in the pronouncement, and the FASB expects an acquirer to develop a systematic and rational basis for subsequently measuring and accounting for acquired contingencies depending on their nature. The pronouncement is effective for contingent assets or contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted the statement on January 1, 2009 and will apply it prospectively in conjunction with ASC 805. There is no impact on the consolidated financial statements at this time.

On December 30, 2008, the FASB issued a pronouncement which has since been included in ASC 715, Compensation – Retirement Benefits (ASC 715) and requires disclosures about fair value measurements of plan assets, as well as how investment allocation decisions are made, the major categories of plan assets, and significant concentrations of risk within plan assets. This statement is effective for fiscal years ending after December 15, 2009. Comparative information for earlier periods is not required at initial adoption. The statement did not have a material effect on the Company’s consolidated financial statements. See Note 14 for the additional disclosures required by the pronouncement.

In September 2008, the FASB issued a pronouncement which has since been included in ASC 323, Investments – Equity Method and Joint Ventures (ASC 323) that clarifies the accounting for certain transactions and impairment considerations involving equity method investments. Additionally, the statement changes the accounting for share issuances by an equity method investee, which previously had been accounted for under SAB 51. This pronouncement changed the accounting for gains associated with these sales, which will now be included in the statement of operations rather than paid-in capital. The pronouncement is effective for fiscal years beginning after December 15, 2008. The Company adopted the pronouncement on January 1, 2009 and is applying the requirements prospectively. The adoption of the statement did not have a material effect on the Company’s consolidated financial statements.

In March 2008, the FASB issued a pronouncement which has since been included in ASC 815, Derivatives and Hedging, (ASC 815) and gives financial statement users better information about the reporting entity’s hedges by providing for qualitative disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts, and details of credit-risk-related contingent features in their hedged positions. The pronouncement is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company has adopted the provisions of the statement on January 1, 2009 and has presented the disclosures in Note 9.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

(2) Merger with Watson Wyatt Worldwide, Inc.

On June 26, 2009, Towers Perrin entered into an Agreement and Plan of Merger with Watson Wyatt Worldwide, Inc. (Watson Wyatt). Watson Wyatt is a global firm focusing on providing human capital and financial management consulting services. On January 1, 2010, pursuant to the merger agreement, Towers Perrin and Watson Wyatt combined their businesses through two simultaneous mergers (the Merger) and became wholly-owned subsidiaries of a new holding company, Jupiter Saturn Holding Company, which changed its name to Towers Watson & Co. (Towers Watson). Towers Watson’s Class A common stock, par value $0.01 per share, (the Class A Common Stock) is publicly traded.

Upon completion of the Merger, John J. Haley, the President, Chief Executive Officer and Chairman of the Board of Directors of Watson Wyatt, began service as Chairman of the Board of Directors and Chief Executive Officer of Towers Watson and Mark V. Mactas, the President, the Chief Executive Officer and Chairman of the Board of Towers Perrin, began service as Deputy Chairman of the Board of Directors, President and Chief Operating Officer of Towers Watson.

Although the business combination of Watson Wyatt and Towers Perrin was a “merger of equals”, generally accepted accounting principles require that one of the combining entities be identified as the acquirer by reviewing facts and circumstances as of the acquisition date. Watson Wyatt was determined to be the accounting acquirer. This conclusion is primarily supported by the facts that Watson Wyatt shareholders own approximately 56 percent of all Towers Watson common stock after the redemption of Towers Watson Class R common stock and that Watson Wyatt’s Chief Executive Officer became the Chief Executive Officer of Towers Watson.

Merger Consideration

The issuance of Towers Watson Common Stock and Towers Watson Notes in the Merger were registered under the Securities Act of 1933, as amended, pursuant to the Towers Watson’s Registration Statement on Form S-4 (Registration No. 333-161705) filed with the SEC, and declared effective on November 9, 2009. The Class A common stock is listed on The New York Stock Exchange, LLC and The NASDAQ Stock Market, LLC under the ticker symbol “TW”, and began trading on January 4, 2010.

The consummation of the Merger resulted in the following:

Each share of Towers Perrin common stock, par value $0.50 per share issued and outstanding immediately prior to the Merger was converted into the right to receive 545.627600377 (the Exchange Ratio) fully-paid and nonassessable shares of Towers Watson common stock, which ratio was determined at the time of the Merger in accordance with the Merger Agreement (the Merger Consideration). Shares of Towers Watson common stock issued to Towers Perrin shareholders (other than shares issued to Towers Perrin shareholders located in certain countries (as detailed below) and other than shares issued to Towers Perrin shareholders who elected to receive a portion of their Merger Consideration as shares of Towers Watson’s Class R common stock, par value $0.01 per share (Towers Watson Class R Common Stock), which is described below) have been divided among four series of non-transferable Towers Watson common stock, Classes B-1, B-2, B-3 and B-4, each with a par value of $0.01 per share (the Towers Watson Class B Common Stock). Outstanding shares of Towers Watson Class B Common Stock will automatically convert on a one-for-one basis into shares of freely transferable shares of Towers Watson Class A Common Stock on the following timetable:

Class B-1 Common Stock January 1, 2011

Class B-2 Common Stock January 1, 2012

Class B-3 Common Stock January 1, 2013

Class B-4 Common Stock January 1, 2014

Each share of Watson Wyatt Class A common stock, par value $0.01 per share (the Watson Wyatt Common Stock) issued and outstanding immediately prior to the Merger was converted into the right to receive one (1) share of Towers Watson Class A Common Stock. In addition, outstanding deferred rights to receive Watson Wyatt Common Stock were converted into the right to receive an equal number of shares of Towers Watson Class A Common Stock, and outstanding options to purchase Watson Wyatt Common Stock were assumed by Towers Watson and converted on a one-for-one basis into fully-

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

vested options to purchase shares of Towers Watson Class A Common Stock with the same exercise price as the underlying Watson Wyatt options.

In accordance with the Merger Agreement, to provide immediate liquidity to certain Towers Perrin shareholders located in countries where the Merger Consideration may be subject to current tax, such Towers Perrin shareholders received a portion of their Merger Consideration in the form of unrestricted shares of Towers Watson Class A Common Stock instead of shares of Towers Watson Class B Common Stock.

Certain Towers Perrin shareholders who met defined age and service criteria elected to terminate their employment no later than January 31, 2010 (except as extended by the Towers Watson’s executive committee) and receive a portion of their Merger Consideration in shares of Towers Watson Class R Common Stock, which subsequently were automatically redeemed for equal amounts of cash and subordinated one-year promissory notes (Towers Watson Notes) (such election, a Class R Election). The amount of cash and principal amount of Towers Watson Notes issued in exchange for each share of Towers Watson Class R Common Stock was determined based on the Exchange Ratio and the average closing price per share of Watson Wyatt Common Stock for the 10 trading days ending on December 28, 2009, the second trading day immediately prior to the closing of the Merger, which was $46.79. Class R Elections were prorated so that the amount of cash and notes payable on the automatic conversion of the shares of Towers Watson Class R Common Stock would not exceed $400 million, which amount was agreed to by Towers Perrin and Watson Wyatt prior to the closing of the Merger. Towers Perrin shareholders who made valid Class R Elections received shares of Towers Watson Class B-1 Common Stock in exchange for their shares of Towers Perrin Common Stock that were not exchanged for shares of Towers Watson Class R Common Stock due to proration or because the Towers Perrin shareholder elected to receive less than 100 percent of his or her Merger Consideration in the form of Towers Watson Class R Common Stock. As noted above, shares of Towers Watson Class B-1 Common Stock will automatically convert into freely tradable shares of Towers Watson Class A Common Stock on January 1, 2011.

Prior to the Merger, Towers Perrin issued awards of restricted stock units to certain Towers Perrin employees, which were exchanged in the Merger for shares of Towers Watson Restricted Class A Common Stock, generally subject to a three-year contractual schedule where the employment of the participant is required to lapse the restriction. The fair value of the Towers Watson Restricted Class A Common Stock was based on the closing share price of Watson Wyatt common stock on December 31, 2009 with a post-vesting discount to measure the restriction of the one, two and three year restrictions on the stock. See Note 17 for further discussion.

In summary, as a result of closing of the Merger, all outstanding Towers Perrin and Watson Wyatt common stock, restricted stock units and derivative securities have been converted into the right to receive the following forms of consideration:

•

former Watson Wyatt shareholders received 42,453,278 shares of Towers Watson Class A Common Stock (less a number of shares that have been withheld for tax purposes in respect of Watson Wyatt deferred stock units and deferred shares);

•	former Towers Perrin shareholders and RSU holders received 42,489,840 shares in a combination of Towers Watson Class A, Class B and Class R common stock as follows:

•	209,103 shares of Class A Common Stock;

•	4,248,984 shares of restricted Class A Common Stock;

•	12,798,118 shares of Class B-1 Common Stock;

•	5,561,630 shares of Class B-2 Common Stock;

•	5,561,630 shares of Class B-3 Common Stock; and

•	5,561,630 shares of Class B-4 Common Stock;

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

•	8,548,835 shares of Class R Common Stock, which subsequently were redeemed automatically in exchange for the right to receive:

•	$200 million in cash (subject to applicable tax withholding and gross-up adjustments); and

•	Towers Watson Notes in an aggregate principal amount of $200 million.

In addition, on January 1, 2010, Towers Watson issued shares of Class F stock, no par value, pro rata to all holders of Towers Perrin Common Stock, which shares represent only the contingent right to receive a pro rata portion of a number of shares of Towers Watson Class A Common Stock equal to the number of shares of restricted Towers Watson Class A Common Stock forfeited by former Towers Perrin employees plus a number of shares of Towers Watson Class A Common Stock with a value equivalent to the amount of dividends attributed to such forfeited shares.

For a more complete description of the Merger Agreement and amendment to the Merger Agreement, please see the Towers Watson registration statement on Form S-4 filed with the SEC (Registration No. 333-161705) and declared effective on November 9, 2009.

As of December 31, 2009, both Towers Perrin and Watson Wyatt each owned a 36.4 percent equity investment in PCIC. PCIC is a captive insurance company that provides professional liability insurance on a claims-made basis. Towers Perrin applies the equity method of accounting for its investment in PCIC. However, beginning on January 1, 2010, as a result of the Merger, Towers Watson has a majority ownership of PCIC and consequently retained a majority of the economic risks and rewards of PCIC. As a result, Towers Watson will consolidate the results of PCIC into its consolidated financial statements.

Towers Perrin’s financial statements as of and for the year ended December 31, 2009 reflect Towers Perrin’s equity method of accounting for PCIC.

PCIC will cease issuing insurance policies effective July 1, 2010 and will at that time enter into a run-off mode of operation. Commencing July 1, 2010, Towers Watson will obtain primary insurance for errors and omissions professional liability risks from its wholly-owned insurance company known as Stone Mountain Insurance Company (Stone Mountain). Stone Mountain will provide the Company with $50 million of coverage per claim and in the aggregate on a claims-made basis. Stone Mountain intends to secure reinsurance for coverage provided $25 million in excess of the $25 million retained layer. Stone Mountain intends to issue a policy of insurance substantially similar to the policy issued by PCIC.

Towers Watson Credit Facility

On January 1, 2010, in connection with the Merger, Towers Watson and certain subsidiaries entered into a three-year, $500 million revolving credit facility with a syndicate of banks (the Senior Credit Facility). Borrowings under the facility will bear interest at a spread to either LIBOR or the Prime Rate. Towers Watson is charged a quarterly commitment fee, currently 0.5 percent of the facility, which varies with Towers Watson’s financial leverage and is paid on the unused portion of the credit facility. Obligations under the facility are guaranteed by Towers Watson and all of its domestic subsidiaries (other than PCIC) and are secured by a pledge of 65 percent of the voting stock and 100 percent of the non-voting stock of Towers Perrin Luxembourg Holdings S.A.R.L.

The Senior Credit Facility contains customary representations and warranties and affirmative and negative covenants. The Senior Credit Facility requires Towers Watson to maintain certain financial covenants that include a minimum Consolidated Interest Coverage Ratio and a maximum Consolidated Leverage Ratio (which terms in each case are defined in the Senior Credit Facility). In addition, the Senior Credit Facility contains restrictions on the ability of Towers Watson and its subsidiaries to, among other things, incur additional indebtedness; pay dividends; make distributions; create liens on assets; make investments, loans or advances; make acquisitions; dispose of property; engage in sale-leaseback transactions; engage in mergers or consolidations, liquidations and dissolutions; engage in certain transactions with affiliates; and make changes in lines of businesses.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

(3) Short-term investments

Short-term investments are comprised of the following:

	December 31, 2009			December 31, 2008
	Amortized Cost	Unrealized Gains	Estimated Fair Value	Amortized Cost	Unrealized Gains	Estimated Fair Value
Corporate securities	$2	$11	$13	$2	$4	$6
Commercial paper	—	—	—	10,000	—	10,000

	$2	$11	$13	$10,002	$4	$10,006

(4) Accounts receivable

The receivables balance is comprised of the following December 31:

	2009	2008
Accounts receivable – billed	$212,136	$243,110
Accounts receivable – unbilled	105,069	120,045
Reinsurance intermediary receivable	10,223	10,037
Reinsurance advances	10,373	13,135

	337,801	386,327
Less: allowance for doubtful accounts	(8,912)	(18,990)

Total receivables	$328,889	$367,337

(5) Property and equipment, net

Property and equipment, net by major category as of December 31 are as follows:

	2009	2008
Technology hardware	$62,990	$61,284
Leasehold improvements	135,854	125,089
Furniture & fixtures	26,322	28,425
Internally developed software	30,807	23,851
Purchased software	25,929	25,533

	281,902	264,182
Less: accumulated depreciation and amortization	(183,926)	(166,637)

Total property and equipment, net	$97,976	$97,545

Depreciation and amortization expense of property and equipment was $28,810, $26,027 and $21,549 in 2009, 2008 and 2007, respectively.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

(6) Intangible assets and goodwill

Intangible assets are comprised of the following:

	December 31, 2009
	Cost	Accumulated Amortization	Net	Weighted Average Useful Life (yrs)
Intangible asset
Trademarks	$5,078	$(4,407)	$671	5.9
Customer relationships	43,303	(24,791)	18,512	8.9
Licenses & royalties	13,812	(9,940)	3,872	10.0
Covenants not-to-compete	2,481	(2,045)	436	7.0
Access to market	3,108	(2,230)	878	10.0
Acquired software	18,527	(17,401)	1,126	6.6
Other acquired intangibles	2,659	(1,507)	1,152	5.0

	$88,968	$(62,321)	$26,647

	December 31, 2008
	Cost	Accumulated Amortization	Net	Weighted Average Useful Life (yrs)
Intangible asset
Trademarks	$5,148	$(4,329)	$819	5.9
Customer relationships	42,169	(19,785)	22,384	8.8
Licenses & royalties	12,344	(7,645)	4,699	10.0
Covenants not-to-compete	3,118	(2,352)	766	6.4
Access to market	2,804	(1,732)	1,072	10.0
Acquired software	14,978	(12,602)	2,376	7.4
Other acquired intangibles	2,659	(975)	1,684	5.0

	$83,220	$(49,420)	$33,800

Changes in the carrying amounts of the intangible assets are due to translation adjustments.

Amortization of the intangibles, which occurs straight-line over the life of the respective asset, was $8,879, $10,959 and $13,162, for 2009, 2008 and 2007, respectively. Based on December 31, 2009 exchange rates, the Company expects to amortize the intangible assets as follows:

Year ending December 31:
2010	$8,345
2011	7,427
2012	5,706
2013	2,996
2014 and thereafter	2,173

Total future amortization of intangible assets	$26,647

The changes in the carrying amount of goodwill are as follows:

Balance as of January 1, 2007	$47,217
Acquisition of International Survey Research Corp (ISR) and MGMC, Inc. (Note 18)	13,979
Currency translation adjustment	3,764

Balance as of January 1, 2008	$64,960
Purchase price adjustment – uncertain tax position	(869)
Currency translation adjustment	(4,910)

Balance as of December 31, 2008	$59,181
Currency translation adjustment	2,245

Balance as of December 31, 2009	$61,426

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

(7) Investments in unconsolidated affiliates

The investments in unconsolidated affiliates are comprised of the following as of December 31:

	2009	2008
ExcellerateHRO	$—	$56,987
Professional Consultants Insurance Company	13,345	8,496

Total investments in unconsolidated affiliates	$13,345	$65,483

eHRO is a limited liability partnership established in 2005 in which the Company held an ownership interest of 13.5% at December 31, 2008. In June 2009, the Company sold its remaining interest in eHRO to Electronic Data Systems, Inc. (EDS) for cash proceeds of $61,000. The carrying value of the Company’s partnership interest at the sale date was $57,677 and the Company recorded a gain of $3,323. The Brand License Agreement entered into by the Company and eHRO effective for a period of five years commencing March 1, 2005 was terminated as of the closing date of the sale, at which time the parties agreed to a 90-day license for the use of certain Company trademarks. Accordingly, the remaining deferred brand license income of $7,500 was recognized over the 90-day term.

The partnership interest purchase agreement includes a provision for the payment by EDS of a deferred purchase price of $10,000 fifteen months after closing. The actual amount of the deferred purchase price payable, if any, is subject to reduction based on the amount of certain new consulting services EDS and its affiliates purchase from the Company during this period. The partnership interest purchase agreement also includes a provision for a contingent purchase price of up to $45,000 in the event certain assets of eHRO are sold under certain conditions within the period ending twenty-four months after the closing date. None of the conditions precedent to payment of the contingent purchase price has occurred. Accordingly, the Company has not recorded any amounts in respect of the contingent purchase price.

The Company places certain levels of professional liability insurance coverage with PCIC, a Vermont captive insurance company, in which the Company held an ownership interest of 36.4%, as of December 31, 2009 and 2008, respectively. The Company made premium payments to PCIC of $12,765 and $18,088 in 2009 and 2008, respectively. The Company received indemnity reimbursements from PCIC of $2,224 and $17,743 in 2009 and 2008, respectively. Selected financial information relating to PCIC’s unaudited balance sheet and statement of operations as of and for the twelve month periods ended September 30, 2009 and 2008 are presented below:

	2009	2008
Assets	$313,410	$288,804
Liabilities	242,819	236,366
Revenues	42,577	46,585
Operating income	23,777	8,430
Net income	15,907	5,334

In 2009, the Company’s ownership in eHRO was reduced from 13.5% to 13.25% due to the issuance of additional equity related to a capital call made by eHRO, resulting in a gross dilution gain of $725 which was recorded within equity in income (loss) of unconsolidated affiliates in the accompanying consolidated statement of operations. As described in Note 1 within the recent accounting pronouncements, effective January 1, 2009, the accounting for gains associated with these sales, is now being included in the statement of operations rather than paid-in capital.

In 2008, the Company’s ownership in eHRO was reduced from 14.4% to 13.5% due to the issuance of additional equity related to a capital call made by eHRO, resulting in a gross dilution gain of $1,379. The dilution gain was recorded as an equity transaction, net of tax of $557, as an increase to paid-in capital.

In 2007, both eHRO and PCIC issued equity in conjunction with additional financing rounds. As a result of these transactions, the Company’s ownership in eHRO and PCIC was reduced from 15.0% to 14.4% and 45.7% to 36.4%, respectively, resulting in gross dilution gains of $566 and $873, respectively. The dilution gains were recorded as equity transactions, net of tax of $569, as an increase to paid-in capital.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

(8) Other non-current assets

The other non-current asset balance is comprised of the following as of December 31:

	2009	2008
Pension assets (Note 14)	$71,740	$63,313
Insurance recoveries receivables (Note 16)	73,648	55,300
Income tax receivables	6,307	—
Miscellaneous receivables	3,756	6,372
Other investments	8,210	8,562

Total other non-current assets	$163,661	$133,547

(9) Derivative Financial Instruments

The Company’s foreign reinsurance intermediary subsidiary in the U.K. receives revenues in currencies (primarily in U.S. dollars) that differ from its functional currency. The foreign subsidiary’s functional currency revenue will fluctuate as the currency exchange rates change. To reduce this variability, the Company uses foreign exchange forward contracts and over-the-counter options to hedge the foreign exchange risk of the forecasted collections for up to a maximum of two years in the future. The Company has designated these derivatives as cash flow hedges of its forecasted foreign currency denominated revenue. At December 31, 2009, the maximum length of time the Company is hedging its exposure to the variability in future cash flows for forecasted transactions is two years. As of December 31, 2009 a net $(1,357) pretax loss has been deferred in other comprehensive loss, $(1,228) of which is expected to be reclassified to earnings as an adjustment to general and administrative expenses in the next twelve months. Deferred gains or losses will be reclassified from other comprehensive loss to general and administrative expenses when the hedged revenue is recognized. During 2009 and 2008, the Company recognized $720 and $(721), respectively of aggregate gains (losses) due to hedge ineffectiveness within general and administrative expenses in the accompanying consolidated statement of operations. This amount was not significant in 2007.

At December 31, 2009 and 2008, the Company had cash flow hedges primarily in British pounds with a notional value of $69,500 and $52,000, respectively. The Company determines the fair value of its foreign currency derivatives based on quoted prices received from the counterparty for each contract which the Company evaluates using pricing models whose inputs are observable. The net fair value of derivatives held as of December 31, 2009 and 2008 was $(1,834) and $(12,277), respectively. See Note 10 for further information regarding the determination of fair value.

The fair value of the Company’s derivative instruments held at December 31, 2009 and their location in the accompanying consolidated balance sheet are as follows:

	Asset derivatives		Liability derivatives
	Balance sheet location	Fair value	Balance sheet location	Fair value
Derivatives designated as hedging instruments:
Foreign exchange forwards	Other current assets	$542	Other current liabilities	$(2,069)
Foreign exchange options	Other current assets	262	Other current liabilities	(79)

Total derivatives designated as hedging instruments		804		(2,148)

Derivatives not designated as hedging instruments:
Foreign exchange options	Other current assets	8	Other current liabilities	(498)

Total derivatives not designated as hedging instruments		8		(498)

Total derivatives		$812		$(2,646)

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

The effect of derivative instruments that are designated as hedging instruments on the accompanying consolidated statement of operations and the consolidated statement of changes in mandatorily redeemable common share and other shareholders’ deficit for the year ended December 31, 2009 is as follows:

Derivatives designated as hedging instruments:	Gain (loss) recognized in OCI (effective portion)	Location of gain (loss) reclassified from OCI into income (effective portion)	Loss reclassified from OCI into income (effective portion)	Location of loss recognized in income (ineffective portion and amount excluded from effectiveness testing)	Gain recognized in income (ineffective portion and amount excluded from effectiveness testing)
Foreign exchange forwards	$3,083	General and administrative expenses	$(672)	General and administrative expenses	$18
Foreign exchange options	(573)	General and administrative expenses	(724)	General and administrative expenses	1,291

Total	$2,510		$(1,396)		$1,309

The effect of derivatives which have not been designated as hedging instruments on the accompanying consolidated statement of operations for the year ended December 31, 2009 as follows:

Derivatives not designated as hedging instruments:	Location of gain recognized in income	Gain recognized in income
Foreign exchange forwards	General and administrative expenses	$149
Foreign exchange options	General and administrative expenses	2,147

Total		$2,296

(10) Fair Value Measurements

The Company has categorized its financial instruments into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Financial assets recorded in the accompanying consolidated balance sheets are categorized based on the inputs in the valuation techniques as follows:

Level 1	Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market.

Level 2	Financial assets and liabilities whose values are based on the following:

a) Quoted prices for similar assets or liabilities in active markets;

b) Quoted prices for identical or similar assets or liabilities in non-active markets;

c) Pricing models whose inputs are observable for substantially the full term of the asset or liability; and

d) Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full asset or liability.

Level 3	Financial assets and liabilities whose values are based on prices, or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

The following presents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008:

	Fair Value Measurements on a Recurring Basis at December 31, 2009
	Level 1		Level 2		Level 3	Total
Assets:
Short-term investments	$13	(a)	$—		$—	$13
Other current assets			812	(b)	—	812
Other non-current assets	7,867	(c)	—		—	7,867
Liabilities:
Other current liabilities	—		2,646	(b)	—	2,646

	Fair Value Measurements on a Recurring Basis at December 31, 2008
	Level 1		Level 2		Level 3	Total
Assets:
Short-term investments	$10,006	(a)	$—		$—	$10,006
Other current assets	—		30	(b)	—	30
Other non-current assets	6,328	(c)	—		—	6,328
Liabilities:
Other current liabilities	—		12,307	(b)	—	12,307

(a)	Available for sale consisting of commercial paper (2008 only) and corporate securities (Note 3).
(b)	Primarily forward exchange contracts and foreign currency options and collars.
(c)	Primarily available for sale securities.

The Company recorded a gain of $605 for the year ended December 31, 2009, under general and administrative expenses in the accompanying consolidated statements of operations related to the changes in the fair value of its financial instruments for forward foreign currency exchange contracts and foreign currency options and collars accounted for as foreign currency hedges which are still held at December 31, 2009. There was no gain or loss recorded in the accompanying consolidated statements of operations for available for sale securities still held at December 31, 2009.

To determine the fair value of the Company’s forward exchange contracts and foreign currency options and collars, the Company receives a quoted value from the counterparty for each contract. The quoted price received by the Company is a level 2 valuation based on observable quotes in the marketplace for the underlying currency. The Company uses these underlying values to estimate amounts that would be paid or received to terminate the contracts at the reporting date based on current market prices for the underlying currency.

The available for sale securities are valued using quoted market prices as of the end of the trading day. The Company monitors the value of the investments for other-than-temporary impairment on a quarterly basis.

(11) Accounting for leases

The Company has entered into operating leases primarily for office space and equipment under long-term lease arrangements. Future minimum lease payments for leases that have initial or remaining non-cancelable terms in excess of one year, as of December 31, 2009, are as follows:

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

Year ending December 31:	Lease Commitments
2010	$62,937
2011	53,635
2012	43,993
2013	36,876
2014 and thereafter	179,979

Total future minimum lease payments	$377,420

Rental expense under the operating leases was $62,678, $53,378 and $47,643 in 2009, 2008 and 2007, respectively.

Future rental commitments for leases have not been reduced by minimum non-cancelable sublease income aggregating $1,329 for subleases through 2020. The Company recognizes rent on a straight-line basis over the term of the leases. Differences between the straight-line basis of rent expense and the amount of rent paid is included in lease-related liabilities (Note 13) within other non-current liabilities in the accompanying consolidated balance sheets.

From time to time, the Company abandons office leases prior to the lease termination date. The Company records the fair value of the resulting liability when the space is vacated. The calculation of the liability is based on the net present value of the expected future cash outflows through the remainder of the lease, net of anticipated sublease income adjusted using the credit-adjusted risk-free interest rate at the time of initial recognition of the liability. At December 31, 2009, the Company had contracts for abandoned spaces terminating between September 2014 and May 2015. The following table presents the activity related to the Company’s abandoned operating leases for the past three fiscal years:

Balance as of January 1, 2007	$11,614
Lease abandonments	619
Changes to original assumptions (a)	(1,199)
Rental payments, net of sublease income	(5,593)
Interest accreted	631
Currency translation adjustment	308

Balance as of December 31, 2007	$6,380
Lease abandonments	119
Changes to original assumptions (a)	(1,182)
Rental payments, net of sublease income	(2,038)
Interest accreted	294
Currency translation adjustment	(617)

Balance as of December 31, 2008	$2,956
Changes to original assumptions (a)	(1,380)
Rental payments, net of sublease income	(667)
Interest accreted	167
Currency translation adjustment	121

Balance as of December 31, 2009	$1,197

(a)	Changes to original assumptions are primarily due to differences between expected and actual sublease income and the release of obligations due to negotiations with the landlord for early lease termination.

All costs associated with the settlement of the liability are included in occupancy-related costs in the accompanying consolidated statement of operations, with the liability included in lease-related liabilities (Note 13) within other non-current liabilities in the accompanying consolidated balance sheets.

The Company accrues a liability for obligations for meeting contractual and regulatory requirements on leased properties at the inception of the lease. The liability is included in other non-current liabilities on the accompanying consolidated balance sheets. The fair value of the future asset retirement obligation cost is based on the estimated costs to satisfy the terms of the lease agreements and other estimates provided by independent third party assessments. The obligation is recorded at net

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

present value and accreted over the lease term. At December 31, 2009, the weighted-average of the interest rates used to initially determine the net present value of the obligations was 6.5%. The increase in the reserve in 2007 relates to the acquisition of ISR (Note 18), and additional incurred liabilities related to new leases and leasehold improvements.

The following table presents the activity related to the Company’s asset retirement obligations for the past three fiscal years:

Balance as of January 1, 2007	$3,758
Accretion of liability	579
Liabilities incurred	4,921
Liabilities settled	(1,049)
Currency translation adjustment	217

Balance as of December 31, 2007	$8,426
Accretion of liability	587
Liabilities incurred	230
Liabilities settled	(1,241)
Currency translation adjustment	(800)

Balance as of December 31, 2008	$7,202
Accretion of liability	556
Liabilities incurred	785
Liabilities settled	(614)
Currency translation adjustment	305

Balance as of December 31, 2009	$8,234

(12) Other current liabilities

Other current liabilities as of December 31 consist of the following:

	2009	2008
Derivative liability	$2,646	$12,307
Accrued payroll taxes and withholdings	23,672	23,657
Accrued compensation	23,975	27,060
Current portion of errors and omissions claim reserves	20,500	20,500
Stock purchase payable	4,184	4,286
Deferred income taxes	2,407	417
Income taxes payable	2,824	7,738
Other taxes payable	10,953	11,478
Miscellaneous accrued liabilities	14,069	16,161

Total other current liabilities	$105,230	$123,604

During 2005, the Company entered into agreements with Electronics Data Systems, Inc. and affiliated entities (EDS) to form eHRO, a limited liability partnership that provides outsourced benefit administration services (Note 7). In connection with the Contribution and Asset Purchase Agreement (CAPA) entered into in 2005 with EDS, EDS brought certain claims against the Company. The Company accrued certain expenses, primarily related to arbitration of these claims and other payments, totaling $60,302 as of December 31, 2007. In April 2008, the claims were settled and paid (Note 16).

The Company established accruals for certain expenses primarily related to severance in connection with the sale of certain assets and liabilities of Towers Perrin Administration Solutions (TPAS) and the restructuring of certain costs in connection with the information technology outsourcing (ITO) agreement entered into with EDS concurrent with the TPAS sale. The decrease in the accrual during 2008 and 2007 is primarily related to the expiration of the Company’s reimbursement obligation to EDS.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

The following table provides details of the roll-forward of accrued balances related to these agreements:

	ITO Contract Terminations	Severance	Total
Balance – January 1, 2007	$360	$10,865	$11,225
Payments	(360)	(47)	(407)
Accrual reduction	—	(9,230)	(9,230)

Balance – December 31, 2007	—	1,588	1,588
Accrual reduction	—	(1,588)	(1,588)

Balance – December 31, 2008	$—	$—	$—

No payments were made in the year ended December 31, 2008. Cumulative total payments made since the transaction date total $18,843. The net costs were recorded in restructuring benefit and gain on sale of businesses within the accompanying consolidated statement of operations.

(13) Other non-current liabilities

The balances as of December 31 are as follows:

	2009	2008
Lease-related liabilities	$50,206	$48,188
Deferred income taxes	9,059	3,472
Unrecognized tax benefit (Note 15)	26,235	11,263
Deferred revenue	—	1,667
Miscellaneous employee-related liabilities	24,820	26,007
Stock purchase payable	4,149	6,305

Total other non-current liabilities	$114,469	$96,902

On January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which has since been included in ASC 740, Income Taxes (ASC 740). This pronouncement provides guidance for the accounting for uncertainty in income taxes that are recognized in a company’s financial statements in accordance with ASC 740. As a result of the adoption, the Company recorded an adjustment to the liability for unrecognized tax benefits. Previously such amounts were included in current taxes payable. See Note 15 for further information on the adoption of this pronouncement.

(14) Reserve for pension and other postretirement benefits

In the United States and certain other countries, the Company maintains and administers defined benefit retirement plans (collectively, the Plan or Plans) and postretirement medical and life insurance plans for certain current, retired and resigned employees. Benefits under the employee retirement plans are primarily based on years of service and compensation. The Company utilizes actuarial methods to account for pension and postretirement benefit plans.

Plan obligations and annual expense under the plans are based on demographic and economic assumptions that take into account capital market conditions as of the measurement date. Both sets of assumptions, given the longevity of the Plans, are long-term in focus. A change in one or a combination of these assumptions could have a material effect on obligations and related expense. Any difference between actual and assumed experience is amortized into expense over the average remaining service period of participating employees. The Company considers several factors prior to the start of each fiscal year when determining the appropriate economic and demographic assumptions, including economic forecasts, historical trends and asset portfolio composition.

The disclosures for the Plans maintained outside the United States (non-U.S. Plans) are shown separately because the amounts are material relative to the U.S. Plans and the assumptions used in these non–U.S. Plans are different from those used for the U.S. Plans. The measurement date for all Plans is December 31.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

On December 31, 2007, the Company adopted FASB Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension Plans and Other Postretirement Plans (SFAS 158), which has since been incorporated in ASC 715, Compensation – Retirement Benefits (ASC 715). The pronouncement requires the recognition of the funded status on the Company’s balance sheet, measured as the difference between plan assets at fair value and the benefit obligations of each of the defined benefit pension plans, as well as the postretirement benefit plans. The pronouncement also requires that the measurement date for plan assets and benefit obligations coincide with that of the Company’s fiscal year end, for which the Company was already in compliance.

Defined Benefit Plans

The Company sponsors both qualified and non-qualified, non-contributory defined benefit pension plans in the U.S., (the U.S. Plans), and in Canada, Germany, the U.K., Japan, the Netherlands and Switzerland (the non–U.S. Plans). Under the U.S. Plans, benefits are based on either a cash balance formula for employees hired on or after January 1, 2003, or based on a combination of cash balance and final average earnings for employees hired prior to 2003. The U.K. Plan provides predominantly lump sum benefits. Benefit accruals under the U.K. Plan ceased on March 31, 2008. The Canadian Retirement Plan provides a choice of a defined benefit approach or a defined contribution approach. The U.S. and Canada have non-qualified plans that provide for pension benefits that would be covered under the respective qualified plan but are limited by the pension laws of the respective countries. These non-qualified plans are unfunded obligations of the Company, along with the obligations of the German, Japanese and Swiss pension plans.

The Company makes annual contributions to the Plans based on periodic actuarial studies. The Company’s policy is to fund at least the legally required minimum amount in each country but not more than amounts that are currently deductible for tax purposes. Since funding calculations are based on different measurements than those used for accounting purposes, pension contributions are not equal to net periodic pension cost. The following table sets forth the projected pension contributions for funded plans for fiscal year 2010, as well as the pension contributions to funded Plans in the past three fiscal years:

	2010	2009	2008	2007
	(Projected)	(Actual)	(Actual)	(Actual)
U.S.	$—	$—	$—	$—
Non-U.S.	6,258	6,615	8,401	17,401

Total	$6,258	$6,615	$8,401	$17,401

The fair value of Plan assets is based on the market value of each Plan’s investment portfolio, which consists primarily of domestic equity, international equity and fixed income securities. To the extent the expected return on the investment portfolio varies from the actual return, there is an unrecognized gain or loss.

The Company selected the discount rate for all Plans by considering high quality corporate bond yields whose size and timing were similar to the expected cash flows for each Plan. The expected return on Plan assets assumption was based on the asset mix of each plan and expected long term capital market conditions in each country as of the measurement date. The expectation is long-term in nature and is based on the Company’s view of bond yields and equity risk premiums to determine the expected return of each asset class. The investment portfolio consists almost entirely of debt and equity securities. Net periodic pension cost consists of the following components reflected as compensation and benefits expense in the Company’s consolidated statements of operations as well as the following weighted-average assumptions used in the valuation for the Plans:

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

	2009		2008		2007
	U.S. Only	Non-U.S.	U.S. Only	Non-U.S.	U.S. Only	Non-U.S.
Assumptions used to determine net periodic benefit cost
Discount rate	6.00%	6.00%	6.25%	5.49%	5.75%	4.94%
Expected long-term rate of return on Plan assets	7.25%	6.99%	7.75%	7.02%	7.75%	7.25%
Rate of compensation increase	4.25%	3.90%	4.50%	4.03%	4.00%	3.83%

Components of net periodic benefit cost
Service cost	$25,075	$10,577	$25,373	$13,123	$29,136	$20,780
Interest cost	76,829	26,648	74,662	27,534	72,210	28,700
Expected return on assets	(82,802)	(22,642)	(77,042)	(26,429)	(71,171)	(29,791)
Amortization of:
Actuarial loss	977	3,874	11,630	4,617	28,128	7,959
Prior service credit	(2,044)	(1,142)	(3,810)	(1,239)	(4,289)	(1,326)
Transition (asset) obligation	—	(6)	—	26	—	54

Net periodic benefit cost	$18,035	$17,309	$30,813	$17,632	$54,014	$26,376

Changes in plan assets and benefit obligations were recognized during 2009 and 2008 since the adoption of SFAS 158 at December 31, 2007. These amounts have been included as changes to other comprehensive income as follows:

	2009		2008
	U.S. Only	Non-U.S.	U.S. Only	Non-U.S.
Current year actuarial loss	$4,353	$18,870	$88,967	$20,821
Amortization of actuarial loss	(977)	(3,874)	(11,630)	(4,617)
Current year prior service cost	—	—	14,513	—
Amortization of prior service credit	2,044	1,142	3,810	1,239
Amortization of transition asset (obligation)	—	6	—	(26)

Total recognized in other comprehensive income	$5,420	$16,144	$95,660	$17,417

Total recognized in net periodic benefit cost and other comprehensive income	$23,455	$33,453	$126,473	$35,049

The estimated amounts that will be amortized from other comprehensive income into net periodic benefit cost during 2010 are shown below:

	U.S. Only	Non-U.S.
Actuarial loss	$7,743	$6,236
Prior service credit	(2,074)	(1,142)
Transition asset	—	(16)

Total	$5,669	$5,078

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

The following tables provides the assumptions used in the valuations to determine the year-end projected benefit obligation, a reconciliation of the changes in the Plans’ projected benefit obligations and fair value of assets and a statement of funded status as of and for the years ended December 31:

	2009		2008
	U.S. Only	Non-U.S.	U.S. Only	Non-U.S.
Assumptions used to determine year-end projected benefit obligation
Discount rate	5.94%	5.70%	6.00%	6.00%
Rate of compensation increase	4.25%	3.92%	4.25%	3.90%

Change in benefit obligation
Benefit obligation, beginning of year	$1,310,831	$434,179	$1,224,543	$559,196
Service cost	25,075	10,577	25,373	13,123
Interest cost	76,829	26,648	74,662	27,534
Actuarial loss (gains)	23,452	24,419	35,647	(34,710)
Gross benefits paid	(62,031)	(15,375)	(63,907)	(22,050)
Plan amendments & other	—	—	14,513	—
Change in foreign currency exchange rates	—	51,227	—	(108,914)

Benefit obligation, end of year	$1,374,156	$531,675	$1,310,831	$434,179

Accumulated benefit obligation, end of year	$1,374,156	$514,078	$1,310,831	$416,866

Change in Plan assets
Fair value of plan assets, beginning of year	$1,044,648	$307,849	$1,060,972	$444,451
Actual return on plan assets	101,901	28,192	23,722	(29,103)
Company contributions	25,780	11,202	23,861	12,272
Benefit payments	(62,031)	(15,375)	(63,907)	(22,050)
Foreign currency adjustment	—	38,889	—	(97,721)

Fair value of plan assets, end of year	$1,110,298	$370,757	$1,044,648	$307,849

Funded status, end of year	$(263,858)	$(160,918)	$(266,183)	$(126,330)

Amounts recognized on the consolidated balance sheet consist of:
Non-current asset	$67,305	$4,435	$51,004	$12,309
Current liability	(46,678)	(17,227)	(36,783)	(11,064)
Non-current liability	(284,485)	(148,126)	(280,404)	(127,575)

	$(263,858)	$(160,918)	$(266,183)	$(126,330)

Amounts recognized in other comprehensive income consist of:
Net actuarial loss	$139,103	$84,376	$135,726	$69,380
Prior service cost (credit)	10,485	(8,172)	8,442	(9,314)
Transition asset	—	(175)	—	(181)

	$149,588	$76,029	$144,168	$59,885

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

The projected benefit obligation and fair value of plan assets for defined benefit pension plans with a projected benefit obligation in excess of plan assets at December 31, 2009 and 2008 were as follows:

	2009		2008
	U.S. Only	Non - U.S.	U.S. Only	Non - U.S.
Projected benefit obligation, end of year	$331,163	$185,840	$317,187	$339,731
Fair value of plan assets, end of year	—	20,486	—	201,091

The projected obligation, accumulated benefit obligation and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets at December 31, 2009 and 2008 were as follows:

	2009		2008
	U.S. Only	Non - U.S.	U.S. Only	Non - U.S.
Projected benefit obligation, end of year	$331,163	$161,701	$317,187	$319,496
Accumulated benefit obligation, end of year	331,163	157,866	317,187	312,745
Fair value of plan assets, end of year	—	—	—	183,588

Benefit payments for the defined benefit pension plans, which reflect expected future services, as appropriate, are expected to be as follows:

	U.S. Only	Non-U.S.
Expected benefit payment in future years:
2010	$133,724	$45,901
2011	102,100	21,770
2012	103,295	22,430
2013	100,773	32,434
2014	77,304	17,963
2015-2019	428,009	124,718
Expected employer contributions to trusteed plans during the following year:	$—	$6,258

The Company’s investment strategy is designed to generate returns that will substantially reduce the interest rate risk inherent in each of the plan’s liabilities and enable each of the plans to meet its future obligations. The strategy seeks to achieve total returns both sufficient to meet expected future obligations as well as returns greater than its policy benchmark reflecting the target weights of the asset classes used in its targeted strategic asset allocation. Each plan’s targeted strategic allocation to each asset class is determined through a plan-specific Asset-Liability Modeling study. These comprehensive studies provide an evaluation of the projected status of asset and liability measures for each plan under a range of both positive and negative environments. The studies include a number of different asset mixes, spanning a range of diversification and potential equity exposures.

In evaluating the strategic asset allocation choices, an emphasis is placed on the long-term characteristics of each individual asset class, and the benefits of diversification among multiple asset classes. Consideration is also given to the proper long-term level of risk for each plan, particularly with respect to the long-term nature of the Plans’ liabilities, the impact of asset allocation on investment results, and the corresponding impact on the volatility and magnitude of Plan contributions and expense and the impact certain actuarial techniques may have on the Plans’ recognition of investment experience.

The targeted equity allocation as of December 31, 2009 is 60% in the U.S. plan, 50% in the Canadian plan and 40% in the U.K. plan. The duration of the fixed income assets is plan specific and each has been targeted to minimize fluctuations in plan funded status as a result of changes in interest rates.

The U.S. and Canadian plans employ a smoothed value of assets in calculating pension expense. This smoothed value recognizes the impact of deviations from the assumed rate of return on the non-fixed income portion of the portfolio over a five year period. However, the smoothed value of the non-fixed income portion of plan assets must be within a corridor between 80% and 120% of the fair value. Fixed income investments are valued at market.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

The Company monitors investment performance and portfolio characteristics to ensure that outside investment managers are meeting expectations with respect to their investment approach. The fair value of the Company’s U.S. Plan assets and liabilities at December 31, 2009 by asset category are as follows (see note 10 for a description of the fair value levels):

	Fair Value Measurements on a Recurring Basis at December 31, 2009
	Level 1	Level 2		Level 3	Total

Asset category:
Cash	$1,040	$—		$—	$1,040
Cash equivalents	—	12,621		—	12,621
Equity securities:
U.S. large cap companies	1,657	—		—	1,657
U.S. mid cap companies	39,448	—		—	39,448
U.S. small cap companies	31,068	—		—	31,068
International equities	95,798	—		—	95,798
Fixed income:
U.S. treasuries	—	144,630		—	144,630
Corporate bonds (S&P rating of A or higher)	—	111,946		—	111,946
Corporate bonds (S&P rating of lower than A)	—	142,985		—	142,985
Other fixed income	—	11,126	(a)	—	11,126
Pooled funds	—	374,966	(b)	—	374,966
Multi-strategy funds	—	168,825	(c)	—	168,825
Interest rate swaps	—	550,837	(d)	—	550,837

Total assets	169,011	1,517,936		—	1,686,947

Liability category:
Interest rate swaps	—	582,585	(d)	—	582,585

Net assets	$169,011	$935,351		$—	$1,104,362

(a)	This category includes municipal bonds and fixed income securities for state or foreign governments.
(b)	This category includes pooled funds of both equity and fixed income securities. Fair value is based on the calculated net asset value of shares held by the Plan as reported by the sponsor of the funds.
(c)	The Fund seeks to exceed the total return of the S&P 500 Index by investing under normal circumstances in S&P 500 Index derivatives, backed by a portfolio of Fixed Income Instruments. Fair value is based on the calculated net asset value of shares held by the Plan as reported by the sponsor of the funds.
(d)	The Company uses interest rate swaps to match the duration of the corporate bond portfolio with the duration of the Plan liability.

The following table reconciles the net U.S. Plan investments to the total fair value of the U.S. Plan assets:

Net assets held in investments	$1,104,362
Dividend and interest receivable	10,059
Other liabilities	(4,123)

Fair value of plan assets	$1,110,298

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

The fair value of the Company’s non-U.S. Plan assets at December 31, 2009 by asset category are as follows (see note 10 for a description of the fair value levels):

	Fair Value Measurements on a Recurring Basis at December 31, 2009
	Level 1	Level 2		Level 3		Total

Asset category:
Cash	$5,846	$—		$—		$5,846
International equities	4,212	—		—		4,212
Domestic government securities	—	92,767		—		92,767
Pooled funds	—	247,446	(a)	—		247,446
Insurance contracts	—	—		20,486	(b)	20,486

Total assets	$10,058	$340,213		$20,486		$370,757

(a)	This category includes pooled funds of both equity and fixed income securities. Fair value is based on the calculated net asset value of shares held by the Plan as reported by the sponsor of the funds.
(b)	Represents deferred annuity insurance contracts with a statutorily-determined guaranteed interest rate. Additional dividends may be paid to the annuities based on the excess performance of the insurance company’s investments. Fair value is determined using a discounted cash flow approach factoring in the statutorily-determined interest rate and expected future dividends.

The following table sets forth a summary of changes in the fair value of the non-U.S. Plan’s level 3 assets for the year ended December 31, 2009:

Beginning balance at December 31, 2009	$17,503
Actual return on Plan assets relating to assets still held at the reporting date	918
Purchases, sales, and settlements	1,515
Change in foreign currency exchange rates	550

Ending balance at December 31, 2010	$20,486

Postretirement Benefits

The Company provides health care and life insurance benefits for certain retired employees (the Postretirement Plans). The Postretirement Plans cover employees in the U.S. and Canada who have met certain eligibility requirements. These Postretirement Plans are essentially unfunded, with the exception of a trust which was established to provide life insurance payments on behalf of certain U.S. retirees.

Net periodic postretirement benefit cost consists of the following components reflected as compensation and benefits expense in the Company’s consolidated statements of operations as well as the following weighted-average assumptions used in the valuation of the Postretirement Plans:

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

	2009		2008		2007
	U.S. Only	Canada	U.S. Only	Canada	U.S. Only	Canada
Assumptions used to determine net periodic benefit cost
Discount rate	6.00%	6.50%	6.25%	5.25%	5.75%	5.00%
Expected long-term rate of return on Plan assets	2.00%	N/A	7.75%	N/A	7.75%	N/A
Rate of compensation increase	4.25%	N/A	4.50%	N/A	4.00%	4.00%
Health care cost trend rate:
Initial rate	8.50%	8.50%	8.50%	9.00%	9.00%	8.50%
Ultimate rate	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%
Years to ultimate	7	7	6	8	4	7

Components of net periodic benefit cost
Service cost	$4,390	$386	$4,321	$503	$3,661	$595
Interest cost	10,697	552	10,691	585	9,148	785
Expected return on assets	(132)	—	(504)	—	(470)	—
Amortization of:
Actuarial loss (gain)	740	(357)	1,048	(252)	704	46
Prior service (credit) cost	(2,289)	37	(2,289)	40	(2,290)	43
Transition obligation	—	54	—	58	—	62

Net periodic benefit cost	$13,406	$672	$13,267	$934	$10,753	$1,531

A one percentage point change in the assumed health care cost trend rates would have the following effect:

	1% Increase		1% Decrease
	U.S.	Canada	U.S.	Canada
Effect on sum of service and interest cost	$1,820	$102	$(1,491)	$(102)
Effect on accumulated postretirement benefit obligation	21,845	653	(18,039)	(613)

Changes in plan assets and benefit obligations were recognized during 2009 and 2008 since the adoption of SFAS 158 at December 31, 2007. These amounts have been included as changes to other comprehensive income as follows:

	2009		2008
	U.S. Only	Canada	U.S. Only	Canada
Current year actuarial (gain) loss	$(4,326)	$673	$15,608	$(6,457)
Amortization of actuarial (loss) gain	(740)	357	(1,048)	252
Amortization of prior service credit (cost)	2,289	(37)	2,289	(40)
Amortization of transition obligation	—	(54)	—	(58)

Total recognized in other comprehensive income	$(2,777)	$939	$16,849	$(6,303)

Total recognized in net periodic benefit cost and other comprehensive income	$10,629	$1,611	$30,116	$(5,369)

The estimated amounts that will be amortized from other comprehensive income into net periodic benefit cost during 2010 are shown below:

	U.S. Only	Canada
Actuarial loss (gain)	$1,056	$(318)
Prior service (credit) cost	(2,289)	41
Transition obligation	—	59

Total	$(1,233)	$(218)

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

The following tables provide the assumptions used in the valuations to determine the year-end accumulated postretirement benefit obligations, a reconciliation of the changes in the Postretirement Plans’ benefit obligations and fair value of assets and a statement of funded status as of and for the years ended December 31:

	2009		2008
	U.S. Only	Canada	U.S. Only	Canada
Assumptions used to determine year-end accumulated postretirement benefit obligation
Discount rate	6.00%	5.75%	6.00%	6.50%
Rate of compensation increase	4.25%	N/A	4.25%	N/A
Health care cost trend rate:
Initial rate	8.00%	8.00%	8.50%	8.50%
Ultimate rate	5.00%	5.00%	5.00%	5.00%
Years to ultimate	6	6	7	7

Change in benefit obligation
Benefit obligation, beginning of year	$185,589	$8,193	$160,298	$16,037
Service cost	4,390	386	4,321	503
Interest cost	10,697	552	10,691	585
Plan participant contributions	1,115	123	1,814	145
Actuarial (gains) loss	(4,461)	673	15,186	(6,456)
Gross benefits paid	(7,240)	(334)	(7,007)	(413)
Less: federal subsidy on benefits paid	351	—	286	—
Change in foreign currency exchange rates	—	1,447	—	(2,208)

Benefit obligation, end of year	$190,441	$11,040	$185,589	$8,193

Change in Plan assets
Fair value of Plan assets, beginning of year	$6,581	$—	$6,498	$—
Actual return on Plan assets	(4)	—	83	—
Company contributions	6,125	211	5,193	268
Participant contributions	1,115	123	1,814	145
Benefit payments	(7,240)	(334)	(7,007)	(413)

Fair value of Plan assets, end of year	$6,577	$—	$6,581	$—

Funded status, end of year	$(183,864)	$(11,040)	$(179,008)	$(8,193)

Amounts recognized on the consolidated balance sheet consist of:
Current liability	$—	$(409)	$—	$(316)
Non-current liability	(183,864)	(10,631)	(179,008)	(7,877)

	$(183,864)	$(11,040)	$(179,008)	$(8,193)

Amounts recognized in other comprehensive income consist of:
Net actuarial loss (gain)	$11,294	$(4,755)	$16,360	$(5,785)
Prior service (credit) cost	(16,646)	94	(18,935)	131
Transition obligation	—	322	—	376

	$(5,352)	$(4,339)	$(2,575)	$(5,278)

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

The U.S. Postretirement Plan investments held in the life insurance trust follow an investment strategy which seeks to maintain the stability of principal while earning current income and providing liquidity. All investments were held in money market funds, which was consistent with the target allocation for those investments. The fair value of the Company’s U.S. Postretirement Plan assets and liabilities at December 31, 2009 by asset category are as follows (see note 10 for a description of the fair value levels):

	Fair Value Measurements on a Recurring Basis at December 31, 2009
	Level 1	Level 2	Level 3	Total

Asset category:
Money market funds	$6,577	$—	$—	$6,577

The benefit payments for the Postretirement Plans, which reflect expected future service, as appropriate, are expected to be paid as follows:

	Gross Payments		Subsidy to be received
	U.S. Only	Canada	U.S. Only	Canada
Expected benefit payment in future years:
2010	$8,455	$409	$544	N/A
2011	9,724	453	652	N/A
2012	10,756	494	766	N/A
2013	11,609	536	859	N/A
2014	12,216	578	937	N/A
2015-2019	70,886	3,402	5,935	N/A
Expected employer contributions to trusteed Plans during the following year	$—	$—

Defined Contribution Plans

The Company sponsors savings plans in 21 countries that provide benefits to substantially all employees within those countries. Certain of these plans provide for a Company match to employee contributions at various rates. The Company contributed $33,028, $34,431 and $33,358 in 2009, 2008 and 2007, respectively. These amounts are included in compensation and benefits expense in the accompanying consolidated statements of operations.

German Deferred Compensation Plan

The Company sponsors a deferred compensation plan for certain of its German employees. Previously, the plan allowed employees the option to defer certain eligible compensation until retirement, however the plan has since been closed to new deferrals. Upon the deferral election, the employee selected from two available investment options which determined the interest earned on the notional deferred amount based on the selected investment’s performance. The Plan also provides for a guaranteed return each year of 3.25% regardless of the performance of the elected investment option. The Company has recorded a liability for the plan based on the fair value of accumulated compensation deferrals and the estimated fair value of the minimum return guarantee aggregating to $8,826 and $7,812 at December 31, 2009 and 2008, respectively, which is included in other non-current liabilities in the accompanying consolidated balance sheets.

Health Care Benefits

The Company sponsors a contributory health care plan that provides hospitalization, medical and dental benefits to substantially all U.S. employees. The Company accrues a liability for estimated incurred but not reported (IBNR) claims based on projected use of the healthcare plan as well as plan history. The liability totaled $2,709 and $2,332 at December 31, 2009 and 2008, respectively and is included in other current liabilities in the accompanying consolidated balance sheets.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

(15) Income taxes

Income (loss) before income taxes shown below is allocated between operations in the United States (excluding international branches) and foreign countries. The components of income (loss) before income taxes are as follows:

	2009	2008	2007
United States	$(38,400)	$12,453	$(9,243)
Foreign	97,841	26,937	(10,477)

Income (loss) before income taxes:	$59,441	$39,390	$(19,720)

Consolidated income tax expense (benefit) consists of the following:

	2009	2008	2007
Current tax expense:
U.S. Federal	$8,009	$17,692	$21,994
State and local	(2,368)	7,035	2,636
Foreign	22,982	21,127	10,917

	$28,623	$45,854	$35,547

Deferred tax (benefit) expense:
U.S. Federal	$8,726	$(885)	$(25,510)
State and local	3,609	214	(4,344)
Foreign	(19,299)	(10,733)	(1,908)

	(6,964)	(11,404)	(31,762)

Total provision for income taxes	$21,659	$34,450	$3,785

The current tax expense for 2009 includes unrecognized tax benefits of $15,717 for uncertain tax positions.

The income tax expense for December 31, 2009, 2008 and 2007 differed from the amounts computed by applying the U.S. federal statutory income tax rate of 35.0% to pretax income or loss as a result of the following:

	2009	2008	2007
Tax provision at U.S. federal statutory rate of 35.0%	$20,804	$13,787	$(6,902)
Increase (reduction) resulting from:
U.S. federal income tax on foreign branch income	10,319	8,894	(1,186)
Foreign income tax rate differential, net	(4,975)	(6,236)	(34)
State income taxes, net of federal benefit	848	4,976	(519)
Non-deductible expenses	869	1,794	162
Legal entity restructuring	12,518	17,180	—
Non-deductible transaction costs	4,803	—	—
Tax credits	(32,282)	—	—
Valuation allowance	(7,025)	1,014	9,583
Changes in uncertain income tax positions	15,717	(5,832)	2,716
Other	63	(1,127)	(35)

Income tax expense	$21,659	$34,450	$3,785

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2009 and 2008 are presented below:

	2009	2008
Unbilled receivables	$(36,789)	$(39,235)
Investment in unconsolidated affiliates (Note 7)	(4,917)	(21,433)

Gross deferred tax liabilities	(41,706)	(60,668)

Reserve for pension and other postretirement benefits	249,404	239,238
Bonus and other compensation	65,611	86,549
Errors and omissions claim reserves	33,418	36,411
Deferred revenue	27,689	37,130
Deferred rent	5,048	7,304
Tax credit carry-forwards	33,187	—
Tax loss carry-forwards	37,328	59,828
Property and intangible assets	14,014	20,172
Other, net	4,414	22,801

Gross deferred tax assets	470,113	509,433
Less: valuation allowance	(53,854)	(54,972)

Deferred tax assets, net of valuation allowance	416,259	454,461

Net deferred tax asset	$374,553	$393,793

The net change in the valuation allowance was a decrease of $1,118 in 2009. The change in the valuation allowance was primarily related to a valuation allowance recorded for U.S. foreign tax credit carry-forwards offset by the release of valuation allowances for foreign net operating losses that, in the judgment of management, are more likely than not to be realized.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carry-back and carry-forward periods), projected future taxable income, and prudent and feasible tax-planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these net deferred tax assets, net of the existing valuation allowances at December 31, 2009.

At December 31, 2009, the Company had net operating loss carry-forwards for tax purposes in various jurisdictions outside the U.S. amounting to $134,647 of which $109,856 can be indefinitely carried forward under local statutes. The remaining net operating loss carry-forwards will expire, if unused, in varying amounts from 2010 through 2030. Moreover, the Company had foreign tax credit carry-forwards of $33,187. The foreign tax credits, if unused will expire between 2012 and 2019.

Deferred income taxes have not been provided on the cumulative undistributed earnings of foreign subsidiaries. Those earnings are considered to be indefinitely reinvested outside the U.S., and at December 31, 2009 were approximately $268,806. Upon distribution of those earnings in the form of dividends or otherwise, the Company may be subject to U.S. income and foreign withholding taxes. It is not practical at this time to estimate the tax liability that might be incurred if such earnings were remitted to the U.S.

On January 1, 2007, the Company adopted FIN 48, which has since been included in ASC 740, Income Taxes (ASC 740). As a result of the implementation of the pronouncement, the Company decreased its liability for unrecognized tax benefits by approximately $9,296, which was accounted for as an increase to the January 1, 2007 retained earnings balance. A reconciliation of the beginning and ending balance for liabilities with unrecognized tax benefits for 2009 and 2008 is as follows:

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

Balance at January 1, 2007	$12,655
Increases related to prior years	1,561
Decreases related to prior years	(1,829)
Increases related to current year positions	2,584
Foreign currency translation on prior year tax positions	762
Settlements	(1,731)

Balance at December 31, 2007	$14,002
Increases related to prior years	725
Decreases related to prior years	(2,183)
Increases related to current year positions	4,821
Foreign currency translation on prior year tax positions	(988)
Settlements	(1,765)
Lapses of applicable statute of limitations	(4,169)

Balance at December 31, 2008	$10,443
Increases related to prior years	421
Decreases related to prior years	(3,942)
Increases related to current year positions	19,259
Foreign currency translation on prior year tax positions	967
Settlements	(2,389)
Lapses of applicable statute of limitations	(244)

Balance at December 31, 2009	$24,515

The total liabilities associated with unrecognized tax benefits that, if recognized, would impact the effective tax rates were $21,426 and $8,793 at December 31, 2009 and 2008, respectively.

The Company accrues interest and penalties associated with unrecognized tax benefits as a component of income tax expense in the accompanying consolidated statements of operations, and the corresponding liability in income taxes payable within other non-current liabilities in the accompanying consolidated balance sheets. For the year ended December 31, 2008, the Company recognized a benefit of $2,110 for interest and penalties reflected in the accompanying consolidated statements of operations based upon the favorable resolution of uncertain tax positions. The expense recognized for the year ended December 31, 2009 for interest and penalties was not material. The corresponding liabilities for penalties and interest in the accompanying consolidated balance sheets were $1,721 and $820 at December 31, 2009 and 2008, respectively.

The Company has taken positions in certain taxing jurisdictions for which it is reasonably possible that the total amounts of unrecognized tax benefits may decrease within the next twelve months. The possible decrease could result from settlement of tax examinations, lapses in statutes of limitations, or voluntary settlement of income tax positions in negotiated settlements for amounts different than the Company has accrued as unrecognized tax benefits. The range of the reasonably possible decrease resulting from the finalization of the Company’s various state and foreign tax examinations is estimated between $750 and $1,100.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company is currently under income tax examinations in the U.S. for the tax year 2008 in connection with a capital loss carry-back claim to the tax year 2005. The Company is also under income tax examinations in certain states for tax years ranging from 2003 to 2008. The statute of limitation in certain states extends back to tax year 1998 as a result of changes to taxable income resulting from prior year income tax examinations. A summary of the tax years that remain open to tax examination in the Company’s major tax jurisdictions are as follows:

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

Major Jurisdictions	Open Tax Years
United States — Federal	2005 and forward
United States — Various States	1998 and forward
Canada	2003 and forward
United Kingdom	2008 and forward
Germany	2006 and forward
The Netherlands	2008 and forward

(16) Notes Payable, Commitments and Contingencies

Pursuant to the terms of a revolving credit facility agreement (the Facility), the Company had total commitments available at the date of the agreement of $200,000 and the Facility was effective through its termination date of November 7, 2011. The Facility permitted the Company to borrow funds under a variety of terms and to choose between two interest rate options. The Company was required to pay a facility fee which ranged from 12.5 to 25.0 basis points based upon the aggregate commitment. The facility fee was determined by the ratio of debt to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), as defined. The Facility had a change in ownership provision that caused the termination of the Facility upon the effective date of the Merger with Watson Wyatt.

The Facility required the Company to comply with certain financial covenants. In connection with the sale of the Company’s partnership interest in eHRO, the Company sought and obtained a waiver from the lenders under its revolving credit facility for the year ended December 31, 2009 to remain in compliance with the terms of its debt covenants which limit the amount of asset sales. In 2007, in connection with the settlement of certain litigation, the Company sought and obtained the necessary waivers for the year ended December 31, 2007 to remain in compliance with the terms of its debt covenants.

As of December 31, 2009 and 2008 the Company had no outstanding borrowings under the Facility. The Company did have outstanding commitments from its lenders under stand-by letters of credit in the amount $11,458 under the Facility at December 31, 2009, which reduced the capacity under the Facility to $188,542. Additionally, at December 31, 2008, the Company had outstanding cash overdrafts of $868. There were no cash overdrafts at December 31, 2009.

The Company has certain financial guarantees and outstanding letters of credit, including the stand-by letters of credit under the Facility, totaling $14,488 and $13,910 as of December 31, 2009 and 2008, respectively. The purpose of the letters of credit is to collateralize the Company’s obligations under certain insurance and lease-related agreements.

Total interest expense, including interest on stock re-acquired from selling shareholders (Note 17), was $1,738, $1,822 and $1,857 for 2009, 2008 and 2007, respectively. Interest expense is included in investment and other income, net in the accompanying consolidated statements of operations.

The Company maintains certain foreign currency denominated credit arrangements to facilitate the cash requirements of a foreign subsidiary. During 2009, the maximum amount that could be borrowed was 6,500 Brazilian Real, or $3,727 at December 31, 2009. Outstanding borrowings at December 31, 2009 and 2008 amounted to $2,480 and $1,296, respectively.

The Company reserves for contingent liabilities when it is determined that a liability, inclusive of defense costs, is probable and reasonably estimable. The Company records an actuarially estimated liability, which is based on assumptions considered reasonable under the circumstances, as professional liability errors and omissions claim reserves. The estimated liability takes into account long-term trends and averages and also reflects consideration of other factors including the litigation environment, judicial decisions, legislative actions, and economic policy. The estimated liability excludes the effect of claims data for large cases due to the insufficiency of actual experience with such cases. Total errors and omissions claim reserves were $171,054 and $157,600, at December 31, 2009 and 2008, respectively.

The Company carries professional liability insurance. This insurance is provided by PCIC (Note 7) and other carriers. Coverage is subject to a self-insured retention of $1,000 per claim and includes the cost of defending against professional liability claims. Intermediate levels of coverage have been obtained with various other insurers. The Company had estimated

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

insurance recovery receivables, including receivables based on claims experience modifications, of $73,648 and $55,300, at December 31, 2009 and 2008, respectively.

On August 30, 2006, EDS asserted a claim against the Company for indemnification under the CAPA entered by the parties on January 18, 2005, alleging that the Company had breached certain representations contained in the CAPA (Note 12). In April 2008, EDS received an arbitration award in respect of these claims of $45,384, plus computed interest. The Company increased its reserves as of December 31, 2007 related to this claim and associated legal fees to $60,302, which was paid in April 2008, and recognized the corresponding loss as general and administrative expenses on the accompanying consolidated statement of operations.

ExxonMobil (Australia) Superannuation Plan.

In March 2007, the Trustees of the ExxonMobil (Australia) Superannuation Plan commenced a legal proceeding in the Supreme Court of Victoria against the Company; the plan sponsors, Esso (Australia) and ExxonMobil (Australia), commenced a similar legal proceeding against the Company in April 2007 (collectively the “2007 actions”).

The complaints in the 2007 actions allege that while performing administrative and actuarial services for the Superannuation Plan during the period from mid-1990 to 1995, the Company failed to detect drafting errors made by previous plan advisors including attorneys, when they prepared certain amendments to the Superannuation Plan Deed. These amendments were adopted before the Company commenced its engagement. The previous plan advisors are also named as defendants in the 2007 actions.

Plaintiffs allege that the faulty drafting resulted in the grant of additional, but unintended and unauthorized benefits to certain Superannuation Plan participants. Plaintiffs further allege that because the Company failed to detect the drafting error, benefits were not properly administered and the plan was not properly funded. The Company administered and valued the plan benefits consistent with what the plan sponsors contend was intended. The most recent estimate of the value of the allegedly unintended benefits is AU$538,000.

The Trustee and plan sponsors have been engaged since 2001 in a separate legal proceeding (the “rectification action”) that seeks an interpretation of the relevant portions of the plan Deed and, if necessary, modification to conform those portions to reflect the manner in which the benefits were intended to be, and were, administered by the Company.

The April 2010 trial date previously set for the rectification action has been adjourned in light of ongoing settlement efforts among the parties to the rectification action.

Former Towers Perrin Shareholder Litigation

On December 8, 2009, the Company received a settlement demand from the plaintiffs in a putative class action lawsuit filed by certain former shareholders of the Company (the Dugan Action). Although the complaint in the Dugan Action does not contain a quantification of the damages sought, plaintiffs’ settlement demand sought a payment of $800 million to settle the action on behalf of the Dugan proposed class.

The Dugan Action previously was reported in Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-161705) filed on November 9, 2009 by the Jupiter Saturn Holding Company (the Registration Statement). As reported in the Registration Statement, the complaint was filed on November 5, 2009 against the Company, members of its board of directors, and certain members of senior management in the United States District Court for the Eastern District of Pennsylvania.

Plaintiffs in the Dugan Action are former members of the Company’s senior management, who left the Company at various times between 1995 and 2000. The Dugan plaintiffs seek to represent a class of former Company shareholders who separated from service on or after January 1, 1971, and who also meet certain other specified criteria.

On December 17, 2009, four other former Company shareholders, all of whom voluntarily left the Company in May or June 2005 and all of whom are excluded from the proposed class in the Dugan Action, commenced a separate legal proceeding (the Allen Action) in the United States District Court for the Eastern District of Pennsylvania alleging the same claims in

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

substantially the same form as those alleged in the Dugan Action. These plaintiffs are proceeding in their individual capacities and do not seek to represent a proposed class.

On January 15, 2010, another former Company shareholder who separated from service with the Company in March 2005 when Towers Perrin and EDS launched a joint venture that led to the creation of eHRO, commenced a separate legal proceeding (the Pao Action) in the United States District Court of the Eastern District of Pennsylvania also alleging the same claims in substantially the same form as those alleged in the Dugan Action. The Company contributed its Towers Perrin Administrative Solutions (TPAS) business to eHRO and formerly was a minority shareholder (15 percent) of eHRO (see note 7). Pao seeks to represent a class of former Company shareholders who separated from service in connection with the Company’s contribution to eHRO of its TPAS business and who are excluded from the proposed class in the Dugan Action. The complaint in this action also names Towers Watson & Co. as defendant.

Pursuant to the Company’s bylaws in effect at the time of their separations, the Company shares held by each of these plaintiffs were redeemed by the Company at book value at the time these individuals separated from employment. The complaints allege variously that there was a promise that the Company would remain privately owned in perpetuity (Dugan Action) or that in the event of a change to public ownership plaintiffs would receive compensation (Allen and Pao Actions). Plaintiffs allege that by agreeing to sell their shares back to the Company at book value upon retirement, they and other members of the putative classes relied upon these alleged promises, which they claim were breached as a result of the consummation of the Merger between the Company and Watson Wyatt. The complaints assert claims for breach of contract, breach of express trust, breach of fiduciary duty, promissory estoppel, quasi-contract/unjust enrichment, and constructive trust, and seeks equitable relief including an accounting, disgorgement, rescission and/or restitution, and the imposition of a constructive trust. On January 20, 2010, the court consolidated the three actions for all purposes.

On February 22, 2010, defendants filed a motion to dismiss the complaints in their entireties. The motion remains pending.

The Company believes the claims in these lawsuits are without merit and intends to defend against them vigorously. However, the cost of defending against the claims could be substantial and the outcome of these legal proceedings is inherently uncertain and could be unfavorable to Towers Watson.

Management has established reserves for litigation matters in those instances where it believes a loss is probable and reasonably estimable. Management believes, based on currently available information, that the results of these matters will not have a material adverse effect on the Company’s consolidated financial position or results of operations, but the results in any litigation matter are subject to many factors that are difficult to predict so there can be no assurance that in the event of an unfavorable result in one or more such matters, the Company will not incur material losses.

(17) Shareholders’ investment

Mandatorily Redeemable Common Shares

All of the Company’s redeemable common shares were held by employees and, pursuant to the Company’s bylaws, were subject to certain restrictions. In connection with these restrictions, the Company had the following rights and obligations regarding purchases and sales of the Company’s common stock:

a)	The Company had the right to purchase any shares offered for sale by a shareholder.

b)	Upon the termination of employment, the shares held by the shareholder were considered to be offered for sale. In these circumstances, the Company was obligated to purchase any such shares.

c)	The Company could have elected to purchase the shares via one of the following methods:

1)	Installment payments – at the election of the Company, the share redemption was paid over four years with the first 25% of the purchase price paid on the last day of the three-month or fifteen-month period following the effective date of retirement (or other termination), and one-third of the balance of the remaining 75% on each of the first three anniversaries of the initial payment date. The Company paid interest on the installment payment obligations at rates designated by the Board of Directors.

2)	Cash option – at the election of the Company, the entire purchase price was paid in cash within three months after the date of retirement (or other termination).

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

Shareholders were typically paid for their share redemptions in installments. As of December 31, 2009 and 2008, the Company had share repurchase obligations of $8,333 and $10,591, respectively, included in other current and other non-current liabilities on the accompanying consolidated balance sheets.

Pursuant to the Company’s bylaws, the price for all the Company’s sales and purchases of redeemable common shares was the redemption value per share of such shares as of the last day of the preceding year.

According to the bylaws, the balance within accumulated other comprehensive income related to pension and other postretirement benefits was excluded from the calculation of redemption value per share. The following formula was used to compute the redemption value per share at December 31, which is reflected as mandatorily redeemable common shares in the accompanying consolidated balance sheet:

	2009	2008	2007
Common stock, at par value	$47	$47	$47
Additional paid-in capital	150,158	150,158	149,336
Treasury stock, at cost	(85,415)	(82,992)	(75,190)
Retained earnings	249,349	211,567	206,627
Other comprehensive income	(4,281)	(21,092)	20,615

Total redemption value, as defined by the Company’s bylaws	$309,858	$257,688	$301,435
Divided by: total common shares outstanding at December 31	70,086	70,751	72,657

Redemption value per common share	$4,421	$3,642	$4,419

Common Stock

The Company’s equity capitalization consists of 350,000 shares of authorized common stock with a par value of $0.50 per share. The following table details common shares issued and outstanding at each year end presented and shares of common stock held as treasury stock:

	Issued	Outstanding	Treasury
December 31, 2009	94,115	70,086	24,029
December 31, 2008	94,115	70,751	23,364
December 31, 2007	94,115	72,657	21,458

Restricted Stock Units

During October 2009, the Company’s Board of Directors approved a Restricted Stock Unit Plan (RSU) which provided for the issuance of RSU’s to certain eligible employees. On October 8, 2009, the Company granted 7,519 RSU’s to select employees. The RSU’s were contingent upon the consummation of the Merger with Watson Wyatt and the underlying stock for which the RSU’s would be converted at the Merger date was that of Towers Watson. The fair value of the RSU’s was calculated by the fair value of the closing price on the New York Stock Exchange of the Watson Wyatt common stock on the date of the grant, $43.86. The estimated forfeiture rate was 5% based on historical attrition. The grant date fair value of $179,939 is calculated as $43.86 multiplied by 4,102,574, the shares converted according to the exchange ratio according to the Merger Agreement (545.627600377) times the RSU’s granted of 7,519. As the grant was contingent upon the consummation of the Merger, no compensation expense was recorded for the year ended December 31, 2009. There were no grants of RSU’s during the fiscal year ended December 31, 2008.

Warrants

On February 2, 2007, the Company’s shareholders approved a warrant program which allowed for the issuance of warrants to certain eligible employees. Under the terms of the program, the Company’s Board of Directors is authorized to issue up to 9,480 warrants. At December 31, 2008, 7,806 warrants were outstanding, resulting from the issuance of 8,127 warrants during 2007 and the issuance of 610 warrants during 2008, net of 931 warrants which have been forfeited. Each warrant was notionally exercisable for one share of common stock. The warrants were contingent on the completion of an Initial Public Offering (IPO) on or before December 31, 2009. Since an IPO was not completed by that time, the warrants expired. As it

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

was not known whether an IPO would be completed and completion of an IPO within the specified timeframe was not completely under the Company’s control, the Company did not record any related compensation expense for the warrants.

The exercise price of the warrants was $4,074 per share of common stock. The warrants had a cashless exercise feature which would result in a net settlement of shares to the warrant holder. The number of shares to be issued would be net of the exercise price per share and would be computed using a formula which was based on an average of the market price during the twenty trading day period preceding exercise. The Company did not record any expense related to the issuance of these warrants, but valued the warrants issued in 2007 at $17,521 per warrant and the warrants issued in 2008 at $19,416 per warrant.

The value per warrant is an estimate of the fair market value on the grant date, computed using the Black-Scholes pricing model. The Black-Scholes model utilizes certain inputs, which the Company developed through analysis of trading data for competitor firms, prevailing risk free rates for the applicable time periods and the terms of the warrants.

The following assumptions were used as inputs to the Black-Scholes pricing model:

	2008	2007
Market price volatility	28.5%	27.0%
Risk-free interest rates	2.5%	4.7%
Expected dividend yield	0.0%	0.0%
Expected life of warrants	2.8 years	4.0 years

In the first quarter of 2006, the Company instituted a Voluntary Separation Program (VSP) in which a select group of shareholders was eligible to participate. As part of the VSP, an eligible shareholder, in exchange for the shareholder’s resignation and the requisite sale to the Company of all of the shareholder’s common stock, received (i) a lump sum cash distribution equal to the current book value of common stock held; (ii), warrants as described below; and (iii) a one-time non-contingent cash payment of $200.

During 2006, the Company issued 6,051 warrants under the terms of the VSP. As specified in the VSP warrant agreement, if the Company did not complete an IPO by June 30, 2007, the number of warrants outstanding decrease by 4% per month on the first day of each month, starting on July 1, 2007 and ending on July 1, 2009. If an IPO was not completed by June 30, 2009 the warrants will expire worthless. Since no IPO was completed by this date, the warrants have expired. At December 31, 2008, 1,694 warrants were outstanding. No additional warrants may be issued under this plan.

The following table represents a rollforward of warrants outstanding at December 31:

	VSP Warrant Program	2007 Warrant Program	Total
Outstanding, January 1, 2007	6,051	—	6,051
Granted	—	8,127	8,127
Exercised	—	—	—
Expired	(1,452)	—	(1,452)
Forfeited	—	(205)	(205)

Outstanding, December 31, 2007	4,599	7,922	12,521
Granted	—	610	610
Exercised	—	—	—
Expired	(2,905)	—	(2,905)
Forfeited	—	(726)	(726)

Outstanding, December 31, 2008	1,694	7,806	9,500
Granted	—	—	—
Exercised	—	—	—
Expired	(1,694)	(7,344)	(9,038)
Forfeited	—	(462)	(462)

Outstanding, December 31, 2009	—	—	—

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

(18) Acquisitions and Dispositions

Acquisitions of MGMC, Inc. and International Survey Research Corporation

On January 25, 2007, the Company acquired certain assets and liabilities of MGMC, Inc. and MGMC Limited, (MGMC), a Connecticut-based executive compensation consulting firm that provides advisory services and compensation data to top-tier commercial and investment banks. On March 12, 2007, the Company acquired International Survey Research Corporation, (ISR), an Illinois-based employee research and consulting firm that provides full-scale employee opinion surveys, senior leadership surveys, M&A surveys and expatriate surveys. The Company believes both acquisitions will provide synergies with existing service lines. The Company paid $45,680 of cash, in aggregate, for these two acquisitions, including $1,176 of related acquisition costs. Approximately $3,100 of the purchase price of ISR was held in escrow pending the outcome of certain matters outlined in the purchase agreement, for which the Company is indemnified. These matters were resolved in March 2008 and escrowed funds have been released to the sellers. In addition, the Company agreed to pay up to $23,061 to shareholders or employees of the acquired companies in additional contingent payments based upon the achievement of certain future performance milestones. At December 31, 2007, the Company determined that one of the ISR milestones was met and an additional $2,917 was recorded to increase the purchase price to $48,597. Of the remaining contingent payments, approximately $20,061 is expected to be expensed as compensation and would be paid out over a four year period if additional milestones are achieved. During 2009 and 2008, $5,228 and $7,985, respectively, of this amount was paid. Payments to the selling shareholders resulted in an excess of the purchase price over the fair value of identifiable assets, and the Company recorded goodwill of $13,979. The recorded goodwill is expected to be fully deductible for tax purposes.

These transactions were accounted for as purchases in accordance with generally accepted accounting principles surrounding business combinations. As a result, the assets acquired and liabilities assumed were accounted for at fair value on the acquisition date, and the results of operations of both MGMC and ISR are included in the Company’s consolidated statements of operations from their respective acquisition dates.

Management is responsible for the valuation of net assets acquired, including intangible assets and considered a number of factors, including valuations and appraisals, when estimating the fair market values and estimated useful lives of the acquired assets and liabilities. The allocation of the purchase price and amounts recorded during 2007 are as follows:

Cash	$12,689
Other current assets	12,007
Fixed assets	1,859
Other assets	363
Intangible assets	16,380
Goodwill	13,979

Total assets acquired	57,277

Current liabilities	7,921
Long-term liabilities	759

Total liabilities assumed	8,680

Net assets acquired	$48,597

The acquired intangible assets consist of the following:

	Fair value	Weighted-average useful life (yrs)
Trademarks	$720	1.0
Customer relationships	11,960	7.2
Covenants not-to-compete	370	5.0
Acquired software	670	5.0
Other acquired intangibles	2,660	5.0

Total acquired intangible assets	$16,380	6.2

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except share, per share and per warrant data)

Disposal of Pennsylvania Reinsurance Company

On October 1, 2007, the Company sold all of its interest in the Pennsylvania Reinsurance Company (PRC), a wholly owned reinsurance subsidiary. Proceeds from disposal were $1,000, resulting in a loss on disposal, including costs, of $2,250. The loss is included in gain on sale of businesses in the accompanying consolidated statements of operations. Assets sold consisted primarily of cash, and liabilities transferred consisted of reserves for reinsurance claims, and aggregated as follows:

Assets sold	$7,541
Less: Liabilities transferred	4,341

Net assets sold	$3,200

(19) Subsequent Events

The Company evaluated events occurring between the fiscal year end, December 31, 2009, and May 17, 2010, the date the financial statements were issued.